Adelaide Agribusiness Centre
908 UB, 22-28 King William Street
Adelaide
SA 5000
Ph: 08 8407 6181
Fax: 08 8407 6280

19 January 2015

The Secretary
Seed Genetics International Pty Ltd
5/13-15 King William Road
UNLEY SA 5061

Dear Sir/Madam

Letter of Offer for Seed Genetics International Pty Ltd ("you")

I'm pleased to advise that your application for the following facilities has been approved:

Facility type	Limit
NAB Business Markets - Flexible Rate Loan	$650,000.00
Trade Refinance Facility	$1,350,000.00

Our offer is subject to the terms and conditions set out in:

(a) the applicable Facility Details, and the Other Details; and
(b) the Specific Conditions (if any); and
(c) the General Conditions; and
(d) to the extent that it applies in respect of these facilities, the Fees Guide ("**Agreement**").

If there is any inconsistency, these documents apply in the above order, and Package Specific Conditions apply before other Specific Conditions.

Please read these terms and conditions carefully before signing and returning the enclosed duplicate. In order to accept our offer, you need to sign and return this duplicate to NAB within 90 days from the date of this letter. If we do not hear from you by that time then this offer will automatically lapse.

If there's anything else we can do to help, please feel free to call us on the telephone number at the top of this letter.

Thank you for your business.

Sincerely,

Barry Wilhelm
Agribusiness Manager

National Australia Bank Limited ABN 12 004 044 937

BA35

Business Letter of Offer

Date 19 January 2015

Customer 1

Seed Genetics International Pty Ltd

ACN/ARBN/ABN 061 114 814

DETAILS

The meanings of words printed like This and other key terms, are generally explained at the end of the General Conditions or in the relevant Specific Conditions.

FACILITY DETAILS

Please note: The information contained below is current as at the date of this Letter of Offer.

New Facilities included in this Letter of Offer

The Facilities set out in this section are the new Facilities which are set out in this Letter of Offer. You must read the Details in conjunction with any relevant Specific Conditions, as well as the General Conditions, and any other documents which form part of this Agreement.

Trade Refinance Facility

Facility Limit:	$1,350,000.00
Term of Drawings	You can propose the term of each utilisation which may be for a period of up to 180 days (or any other period that NAB permits at its discretion), provided that the term is consistent with your trading terms.
Interest rate Australian Dollar:	The interest rate for a drawing denominated in Australian Dollars is fixed at the time of that drawing and will be our Australian Trade Refinance (ATR) Rate quoted by NAB at the time of drawing plus a Customer Margin
Payment of interest:	Payable in arrears
Default Interest Rate:	The default interest rate for a drawing denominated in Australian Dollars is fixed at the time of that drawing and will be the Interest rate Australian Dollar plus a Default Margin.
	Currently 11.6400% per annum
Facility Fee:	0.0000% per annum calculated on the Facility Limit on a 365 day basis and payable on the date falling each month following the date of this Agreement.
Application Fee:	$3,037.50 payable by you immediately on your acceptance of this Agreement
Current Indicator Rates and Margins:	
ATR Indicator Rate:	Currently 4.2400% per annum
Customer Margin:	2.9000% per annum
Default Margin:	4.5000% per annum
Nominated Account at NAB:	To be advised
	for the purposes of debiting and crediting amounts as set out in the Global Trade Finance Specific Conditions
Facility Specific Security:	Lease Documents given by Seed Genetics International Pty Ltd ACN 061 114 814.

Facility Specific Conditions:	Global Trade Finance Specific Conditions

NAB Business Markets – Flexible Rate Loan

Facility Limit:	$650,000.00
Account Number:	To be advised
Commencement Date:	16/12/2014
Last Date for Drawdown:	16/03/2015
Expiry Date:	30/11/2024
Pricing Periods:	As detailed within the Drawdown Schedule.
	The initial Pricing Period is approximately 30 days.
Interest Rate:	The interest rate for each Pricing Period is the weighted average of the Interest Rates applicable to each of the Business Markets Facility Components (being the Fixed Amount, the Flexible Maturity Fixed Amount, the Cap Amount, the Range Amount and/or the Floating Amount) for that Pricing Period. For more information, see the Business Markets Specific Conditions.
Customer Margin:	2.6000% per annum.
Liquidity Margin:	1.2600% per annum or such other rate as published from time to time on www.nab.com.au or otherwise notified to you by us in accordance with the terms of this Agreement.
Default Interest Rate:	Our Base Indicator Rate plus the Customer Margin plus the Default Margin for this Facility.
	Currently 16.7200% per annum.
Base Indicator Rate:	Currently 9.6200% per annum.
Default Margin:	4.5000% per annum.
Application Fee:	$1,950.00 payable by you immediately on your acceptance of this Agreement
Service Fee:	$ 100.00 payable in arrears on the last Business Day of each month
Economic Cost:	Economic costs may be payable. For more details, see the General Conditions.
Cap/Range Rate Premium:	As detailed within the Drawdown Schedule. If the Facility terminates before all instalments are paid, then you must pay NAB the full amount of the Premium less any instalments paid before such termination.
Nominated Account at NAB:	To be advised
	for the purposes of debiting and crediting amounts as set out in the Business Markets Specific Conditions
Facility Specific Security:	Not Applicable
Facility Specific Conditions:	NAB Business Markets Specific Conditions

OTHER DETAILS

Where you are taken to be incorporated (if applicable): South Australia

Securities

Unless NAB specifies in writing to the contrary, the securities listed below, together with any additional securities provided by you or a Security Provider after the date of this Letter of Offer, secure all new Facilities detailed within this Agreement and are in addition to any securities which are listed in the Details as specific to an individual Facility.

The taking of any new securities detailed below does not prejudice or waive NAB's right to rely upon, and enforce, earlier securities.

Security Interest and Charge over all of the present and future rights, property and undertaking of Seed Genetics International Pty Ltd ACN 061 114 814.

Guarantee and Indemnity to USD $10,000,000 given by S & W Seed Company.

Registered Mortgage over property situated at 4 and 5 Stirling Road , Keith SA more particularly described in Certificate of Title Register Book Volume 6111 Folios 800 and 802

Additional Covenants and Undertakings

In addition to your obligations under the Agreement you undertake to comply with the following Additional Covenants and Undertakings at all times.

If there are any inconsistencies between these Additional Covenants and Undertakings and the General Conditions or Facility Specific Conditions, these Additional Covenants and Undertakings prevail.

These covenants and undertakings are to be assessed and reported as detailed below.

No dividends are to be paid in respect of Seed Genetics International Pty Ltd without the prior written consent of the Bank.

No further grower payments over or above budgeted payments are to be made without the prior written consent of the Bank.

Within 45 days of the close of each quarter, a copy of your quarterly management accounts including balance sheet, profit & loss account, and cash flow statement for Seed Genetics International Pty Ltd.

Within 45 days of the close of each quarter, a copy of the quarterly actual to projected cash flow reports to be provided with commentary on all variances greater than 10% for Seed Genetics International Pty Ltd.

Within 155 days of the close of each financial year, a copy of the unaudited annual report or balance sheet, profit & loss account for the ensuing year for Seed Genetics International Pty Ltd.

Monthly stock reports to be provided with 15 days of months end. Maximum drawdown under Market Rate Facility to be 36% of sales price. The agreed forecast harvest price for 2013 & 2014 harvest is $6.20 per kg. This price is locked in until agreement on setting for the succeeding years harvest.

Minimum interest cover of 1.5 times as measured for the 12 month period ending on 30th June annually for Seed Genetics International Pty Ltd. Measured on receipt of annual prepared financial statements.

Minimum capital adequacy of 30.00% as measured on a daily basis and reported in relation to the 12 month period ending on 31st December annually for Seed Genetics International Pty Ltd. To be reported on by the 15th February annually via the December quarterly management reports.

Progress payments for the construction of the industrial shed situate at 4 & 5 Stirling Road Keith SA to be made via approved invoices (that correlate to the fixed price building contract). National Australia Bank internal staff to review work completed and vet payment at each stage.

Within 45 days of the close of each quarter a Statutory Payment Certificate to be completed by you and signed by one or two of your directors or authorised representatives as appropriate, detailing as at the end of the reporting period that statutory payments are current for Seed Genetics International Pty Ltd.

Market Rate 'stock ' facility limit to reduce to $7,000,000 by no later than 31st October annually, $6,000,000 by no later than 30th November annually and $5,500,000 by 31st December annually.

Current seasonal stock facility is to be fully cleaned down by 30th September of the following year, approx 18 month clean down period. At the start of each season a separate facility is to be drawn, providing a clear distinction between the current & past seasonal facilities. Should the past seasonal facility not fully clean down by September of the following calendar year, the borrower is to provide to NAB, within 5 business days a strategy to fully clean down the facility, acceptable to NAB.

Drawdowns under the MRF facility are to be exclusively for the purchase of seed from growers.

General fees and charges

Note: These fees are payable by you immediately on your acceptance of this Agreement (unless NAB otherwise tells you).

Unless otherwise stated, these fees are in addition to any other fees set out elsewhere in this Agreement (including in the relevant Fees Guide).

Estimate of NAB's credit fees and charges

Application fee	$4,987.50 This application fee is the total application fee payable under this Agreement. It includes any separate facility application fees set out in the Facility Details.
Company search fee	$ 40.00
Progressive drawdown fee	$ 150.00
Estimate of total amount of credit fees and charges to establish the Facilities (as far as can be ascertained now). These fees (if any) are payable by you immediately (unless NAB otherwise tells you), if not already paid. Any additional fees and charges to establish the Facilities will be advised to you and are payable on demand.	$ 5,177.50

SPECIFIC CONDITIONS

Overdraft Specific Conditions

Not Applicable

Bill Facility Specific Conditions

Not Applicable

Market Rate Facility Specific Conditions

Not Applicable

Term Loan Facility Specific Conditions

Not Applicable

Bank Guarantee Facility Specific Conditions

Not Applicable

NAB Invoice Finance Facility Specific Conditions

Not Applicable

Farmer's Choice Package Specific Conditions

Not Applicable

Global Trade Finance Specific Conditions

Foreign Currency Warning Notice

This important notice should be read and understood before you decide to enter into a Facility or transaction in foreign currency.

This notice is intended to provide you with a general warning of the risks that can arise from adverse exchange rate movements when transacting in a foreign currency, and to advise you that other risks also exist.

Your liability in Australian Dollars will increase, possibly very substantially, if there is an adverse movement in either:

(a) the Australian Dollar relative to the currency of the foreign currency facility or transaction; or

(b) the foreign currency relative to the Australian Dollar.

Another risk that may also exist is the potential for adverse movements in the interest rate that applies to the foreign currency facility or transaction.

You should also be aware that in some circumstances mechanisms may be available for limiting these risks. Such mechanisms may include products ranging from forward FX contracts (FEC's) and fixed rate loans to more complex options and derivatives. A solution can be tailored to your specific business needs.

For more information about managing risks associated with international trade, go to the "Business" tab on our website *www.nab.com.au* and click on > International trade. For more information regarding Foreign Exchange Risk please telephone a NAB Business Markets Specialist on 1800 307 827 (7am – 7pm EST).

You should seek independent professional advice before entering into a Facility or transaction in a foreign currency. In particular, advice should be sought as to the suitability of a foreign currency facility or transaction for your purposes and as to risk management strategies available for such facilities or transactions.

1. FOREIGN CURRENCY OVERDRAFT FACILITIES

1.1 Application of this clause

This clause 1 (Foreign Currency Overdraft Facilities) applies to a Foreign Currency Overdraft Facility.

1.2 Additional Conditions Precedent

The following conditions precedent apply in relation to any Drawing:

(a) the date of the Drawing is a Banking Day within the Availability Period;

(b) subject to contrary agreement, the currency of the Drawing is the same as the currency of the Loan Account; and

(c) the equivalent amount of the Drawing in Australian Dollars (when notionally converted by NAB at its prevailing spot rate of exchange) does not exceed the Available Facility at that time, unless NAB has given its prior written consent for an amount greater than the Available Facility to be drawn.

1.3 Repayment

NAB may require you to repay all or part of the Facility Amount Owing at any time. You must repay the amount required by NAB on demand.

1.4 Prepayment

You may prepay the whole or any part of the Facility Amount Owing at any time.

1.5 Interest

(a) Interest on debit balances is calculated daily by applying the Daily Interest Rate to the Value Balance (excluding any amount to which a Default Interest Rate applies) at the end of each day.

(b) The Value Balance is generally the same as the Balance Owing, except that interest charges for an Interest Period (including any interest adjustment) do not form part of the Value Balance until the first day of the next Interest Period (even though they may be included in the Balance Owing from the date they are debited).

(c) Interest for:

(i) an Interest Period is debited from the Loan Account on the last Business Day of that Interest Period or such other times as NAB may notify; and

(ii) the last Interest Period is debited from the Loan Account on the Final Repayment Date.

(d) Where a transaction for a particular day is processed by NAB after that day, for whatever reason, NAB may elect to back-date that transaction and, if NAB does this, an appropriate interest adjustment will be made to the Loan Account on the next interest debit date (see clause 2(c) above).

1.6 What currency applies

(a) You must ensure that all payments to the Facility are in the currency of the Loan Account.

(b) Fees and charges are calculated in Australian Dollars according with the 'NAB Foreign Currency Account – Onshore Terms and Conditions' as amended or replaced from time to time in accordance with any notice given under any Transaction Document.

2. LETTERS OF CREDIT

2.1 Application of this clause

(a) A Drawing under a Documentary Letter of Credit or Standby Letter of Credit Facility must, and a Drawing under a Documentary Letter of Credit and/or Documents Surrendered Facility may, take the form of a Letter of Credit.

(b) The clause 2 (Letter of Credit) applies in relation to any Drawing in the form of a Letter of Credit.

2.2 Additional Conditions Precedent

(a) The following additional conditions precedent apply in relation to any Drawing (including the initial Drawing):

(i) NAB receiving a Letter of Credit application in the form and substance satisfactory to NAB together with such information and documentation relating to the Drawing as NAB may require before the relevant Cut-Off Time (which NAB will notify you upon request); and

(ii) NAB being satisfied that:

(A) the Issue Date is a Business Day within the Availability Period;

(B) the currency of the Letter of Credit is an Approved Currency; and

(C) the equivalent amount of the Letter of Credit in Australian Dollars (when notionally converted by NAB at its prevailing spot rate of exchange) does not exceed the Available Facility at that time, unless NAB has given its prior written consent for an amount greater than the Available Facility to be drawn.

2.3 Drawing

(a) A Letter of Credit application is irrevocable once given.

(b) Notwithstanding any other provision, NAB can decline any Letter of Credit application if NAB is unable to issue the Letter of Credit due to operational reasons and will advise you if it does this.

2.4 The form of the Letter of Credit

(a) You acknowledge that each Letter of Credit will be in NAB's usual form, unless otherwise agreed.

(b) You agree to execute such additional documentation or forms required by NAB's normal practice from time to time.

(c) To the extent permitted by Law, all Letters of Credit established under the Facility will be subject to the terms and conditions of the prevailing Uniform Customs and Practice for Documentary Credits published by the International Chamber of Commerce or such other terms as agreed in writing with NAB. You acknowledge that you are aware of those terms and conditions and accept them.

2.5 Authority to make payments

(a) You irrevocably authorise NAB to pay any amount for which a demand or request is made at any time under a Letter of Credit without reference to, or further authority from, you.

(b) NAB need not investigate or enquire whether a claim or demand on it has been properly made.

(c) NAB may meet any claim or demand on it notwithstanding that you may dispute the validity of the claim or demand.

2.6 Your undertaking to pay

(a) You agree to pay to NAB on demand and in the currency in which the Letter of Credit is denominated an amount equal to each amount demanded from or paid by NAB under any Letter of Credit together with any incidental Costs.

(b) You indemnify NAB against all actions, proceedings, claims and demands brought or made against NAB and against all losses (including consequential losses and loss of profits), damages and Costs which NAB incurs or suffers or for which NAB becomes liable, directly or indirectly, in connection with any Letter of Credit.

(c) If NAB makes a payment under a Letter of Credit and you do not promptly reimburse NAB, you authorise NAB to debit the amount of the payment together with any incidental Costs (less any reimbursements in relation to that payment) to any account of yours that NAB chooses without first having to make demand for payment or otherwise giving you prior notice.

(d) Each of your payment obligations under this clause 2.6 (your undertaking to pay) is independent of each of your other payment obligations under this clause 2.6 (your undertaking to pay).

2.7 Letters of credit drawn at a future tenor

Without affecting NAB's other rights, you agree to accept on presentation and pay at maturity any drafts drawn under any Letter of Credit and to provide NAB with funds to meet any acceptance or repay any financial accommodation arranged or extended by NAB and/or NAB's correspondents in relation to any Letter of Credit on or before the due date of the drawing under the Letter of Credit.

2.8 Insurance

You must:

(a) insure all goods relating to each Letter of Credit drawn under the Facility to NAB's satisfaction (unless NAB has previously agreed in writing to waive this condition); and

(b) deliver to NAB a copy of any insurance policy or certificate relating to those goods when received or at such time as is agreed with NAB.

2.9 Use of correspondent banks

At NAB's discretion, NAB may direct a Letter of Credit established under a Facility to its correspondent bank for negotiation or other action. If NAB does this, such correspondent bank may pay NAB a commission for each Letter of Credit directed to them.

2.10 Pledge

(a) You authorise, as security for your obligations to NAB (whether in relation to the Facility or otherwise), NAB to retain by way of pledge the documents and goods relating to each Letter of Credit, all proceeds of sale and insurances relating to such documents and goods and all of your rights as unpaid seller.

(b) If requested by NAB, you agree to execute any other documents that NAB may require to grant NAB a Security Interest in the documents and goods relating to a Letter of Credit (the "Pledge Agreement").

2.11 Additional consequences of default

(a) If you are in Default the following additional consequences of default apply, in addition to any other rights and obligations under the General Conditions.

- (i) NAB may require you to provide cash cover on terms satisfactory to NAB for an amount not less than the maximum liability under each outstanding Letter of Credit in the currency in which the outstanding Letter of Credit is denominated;
- (ii) NAB may sell, dispose of or otherwise deal with any documents or goods pledged under a Pledge Agreement as NAB thinks fit and apply the proceeds towards satisfaction of your obligations to NAB (whether in relation to the Facility or otherwise);
- (iii) NAB may collect any amount due under any policy of insurance in relation to any goods; and
- (iv) NAB may require you to grant other Security Interests acceptable to NAB.

(b) NAB may exercise any of its rights under this document even though one or more Letters of Credit remain outstanding on that date.

(c) If, on a day when you make a payment required under clause 12.2 of the General Conditions "what can happen then? (consequences of Default)", and there are any Letters of Credit in respect of which payment has not yet been demanded by the Beneficiary, and a portion of that payment represents those undemanded amounts, than NAB will:

- (i) deposit that portion in an interest bearing deposit account on terms NAB considers appropriate (which may include making the deposit with NAB) and hold those funds until they are disbursed in accordance with clause 2.11(c)(ii) and/or (iii);
- (ii) use the deposited amount towards paying a Beneficiary of a Letter of Credit when the Beneficiary demands payment of moneys NAB is liable to pay under the Letter of Credit; and
- (iii) pay to you the amount which NAB certifies is that part of the deposited amount and the interest earned on it (net of NAB's income tax liability in connection with those earnings) which remains after all of your obligations (contingent or otherwise) under this Agreement have been satisfied.

2.12 Delivery of documents or goods

If any documents or any goods in relation to a Letter of Credit are:

(a) delivered by NAB to you or to any person authorised by you to receive those documents or goods on your behalf; or

(b) received by you (or by any such person on your behalf),

before you have fully paid and discharged your obligations to NAB or its correspondent banks in relation to the Letter of Credit you agree that:

(c) you must receive those goods or documents for NAB and must hold them and any proceeds of sale for NAB;

(d) you must hold the proceeds of any claim on any policy of insurance in trust for NAB;

(e) you must keep the goods and any proceeds separate from others; and

(f) NAB may at any time take possession of and receive the goods or any proceeds of the sale or disposal of the goods.

2.13 Final Repayment

On the Final Repayment Date, you must pay to NAB:

(a) all of the Facility Amount Owing; less

(b) the amount equal to the aggregate of the maximum liability under each unexpired Letter of Credit in respect of which NAB has been provided with cash cover on terms satisfactory to NAB.

2.14 Interest

You do not pay interest charges on any Drawing that is a Letter of Credit, provided that it is repaid in accordance with this Agreement. You acknowledge that interest charges will apply where that Letter of Credit is refinanced under your Facility.

3. OTHER DRAWINGS

3.1 Application of the clause

This clause 3 (other Drawings) applies to all Drawings under a Facility which is not covered by clause 1 (Foreign Currency Overdraft Facilities) or clause 2 (Letters of Credit), including a Drawing under a Trade Refinance Facility or Overseas Bills Purchased Facility.

3.2 Additional Conditions Precedent

The following additional conditions precedent apply to any Drawing:

(a) NAB receiving a Drawdown Notice in the form and substance satisfactory to NAB together with such information and documentation relating to the Drawing as NAB may require before the relevant Cut-Off Time (which NAB will notify to you upon request); and

(b) NAB being satisfied that:

(i) the date of the Drawing is a Banking Day within the Availability Period;

(ii) the currency of the Drawing is an Approved Currency; and

(iii) the equivalent amount of the Drawing in Australian Dollars (when notionally converted by NAB at its prevailing spot rate of exchange) does not exceed the Available Facility at that time unless NAB has given its prior written consent for an amount greater than the Available Facility to be drawn.

3.3 Drawing

(a) A Drawdown Notice is irrevocable once given.

(b) Notwithstanding any other provision, NAB can decline any request to draw on a Facility if NAB is unable to fund the drawing due to operational reasons and will advise you if it does this.

(c) Any amount repaid or prepaid is available for redraw subject to the terms of this document.

3.4 Repayment

Each Drawing made under a Facility is for an agreed term and the Balance Owing for each Drawing must be repaid in full at the end of the term of that Drawing.

3.5 Prepayment

You may prepay all or part of the Balance Owing under that Facility if NAB agrees that you may make a prepayment provided that you pay NAB all Economic Costs (if any) and other applicable fees.

3.6 Interest

(a) Interest is calculated daily on the Balance Owing in respect of a Drawing (excluding any amount to which a Default Interest Rate applies) at the end of that day using the Daily Interest Rate.

(b) If the Details provide that interest is payable in arrears:

(i) all accrued interest for each Drawing is payable on the last day of the term of that Drawing and if the last day of the term that Drawing is not a Banking Day, on the last Banking Day of the term; and

(ii) all accrued but unpaid interest is payable on the Final Repayment Date.

(c) If the Details provide that interest is payable in advance, interest for each Drawing is payable for the term of the Drawing on the first Banking Day of that term.

4. CANCELLATION AND REDUCTION OF THE FACILITY LIMIT

(a) You can cancel the Facility at any time by giving NAB at least 2 Business Days prior written notice.

(b) NAB can cancel any part of the Facility Limit at any time, even if the Facility has an Expiry Date and even if this means the new Facility Limit is lower than the Balance Owing. NAB's rights under this clause are in addition to any rights NAB has under the General Conditions.

(c) The Facility Limit automatically reduces by the amount of any cancellation or reduction.

5. WHICH ACCOUNTS NAB CAN DEBIT

Unless otherwise agreed:

(a) for Foreign Currency Overdraft Facilities, you authorise NAB to debit to the Loan Account any amounts payable by you in relation to the Facility, including interest, fees and charges, taxes, enforcement expenses and any amount payable under an indemnity; and

(b) for any other Global Trade Finance Facility, you authorise NAB to debit to the Nominated Account any amounts payable by you in relation to the Facility, including interest, fees and charges, taxes, enforcement expenses and any amount payable under an indemnity.

6. FOREIGN CURRENCY FACILITIES OR TRANSACTIONS

6.1 When this clause applies

This clause 6 (foreign currency facilities or transactions) applies to any Facility made available in or which involves foreign currencies.

6.2 Funding risk and non availability

(a) NAB will use its best efforts to notify you as soon as practicable if the making, denomination or continuation of the Facility in the foreign currency is impractical or impossible as a result of:

(i) any change in national or international financial, political or economic conditions, currency exchange rates, currency availability or exchange controls;

(ii) any event or contingency which materially and adversely affects the inter-bank, currency or financial markets generally; or

(iii) any Change in Law.

(b) During the 30 days after that notice is given by NAB, NAB will negotiate with you to find an alternative basis to continue the affected Facility.

(c) If no agreement is reached within the 30 day period referred to in clause 6.2(b), the Facility automatically terminates and you must immediately repay in full the Facility Amount Owing.

6.3 Currency Indemnity

(a) Clause 6.3(b) applies if a judgment or order is given by any court or tribunal for the payment of any amount owing by you under the Facility, or for the payment of damages by you in respect of any breach of the terms of the Facility, where that judgment or order is expressed in a currency (the 'Judgment Currency') which is different from the currency expressed to be payable under this Agreement in relation to the Facility (the 'Relevant Foreign Currency').

(b) You indemnify NAB against any deficiency in the amounts received by NAB arising or resulting from any variation between:

(i) the rate of exchange at which the Relevant Foreign Currency is converted into the Judgment Currency for the purpose of the judgment or order; and

(ii) the rate of exchange at which NAB is able to purchase the Relevant Foreign Currency with the Judgment Currency at the time of its receipt by NAB.

6.4 No advice or management by NAB

You acknowledge and agree that NAB is not managing, supervising or advising in relation to your foreign currency exposure.

6.5 Foreign currency fluctuations

If a Facility is made available or involves a foreign currency and there is a change in the exchange rate applicable between that foreign currency and Australian Dollars which has the effect of causing the Balance Owing in Australian Dollars (when notionally converted by NAB at its prevailing spot rate of exchange) to exceed the Facility Limit in Australian Dollars (when notionally converted by NAB at the rate of exchange used by NAB for the purpose, and at the time, of approving the Facility), NAB may require you to either (at your option):

(a) repay a sufficient amount to NAB so that the equivalent amount of the Balance Owing in Australian Dollars (when notionally converted into Australian Dollars by NAB at its prevailing spot rate of exchange) under the Facility is equal to or less than the equivalent amount of the Facility Limit in Australian Dollars (when notionally converted by NAB at the rate of exchange used by NAB for the purpose, and at the time, of approving the Facility); or

(b) provide additional Security Interests acceptable to NAB to the value determined by NAB, but not less than the amount payable under (a) above.

7. GENERAL PAYMENT OBLIGATIONS

To the extent not otherwise payable, you must repay to NAB all of the Facility Amount Owing on the Final Repayment Date.

8. DEFINITIONS

For the purposes of these Global Trade Finance Specific Conditions:

Approved Currency means such currency or currencies approved by NAB in writing from time to time.

Available Facility means, in respect of a Facility at any time, the equivalent amount of the Facility Limit in Australian Dollars (when notionally converted by NAB at the rate of exchange used by NAB for the purpose, and at the time, of approving the Facility) minus the equivalent amount of the Balance Owing in Australian Dollars (as notionally converted by NAB at its prevailing spot rate of exchange) at that time.

Availability Period means, in respect of a Facility, the period from the date of this Agreement to the Expiry Date.

Banking Day means a day other than:

(a) a Saturday or Sunday,

(b) a public holiday in Sydney and/or the capital city of the Governing Law Jurisdiction; and/or

(c) for any currency other than Australian dollars, a public holiday in the principal financial centre of the currency involved in the transaction or in the principal financial centre for US currency.

Cut-Off Time means the time determined by NAB from time to time which is subject to change without notice.

Facility means facility in respect of which these Global Trade Finance Specific Conditions apply, as stated in the Details.

Issue Date means the date a documentary letter of credit or standby letter of credit is issued or is to be issued by NAB pursuant to a Facility.

Value Balance has the meaning given to it under the "NAB Foreign Currency Account – Onshore Terms and Conditions".

NAB TradeAssist Facility Specific Conditions

Not Applicable

NAB Business Markets Specific Conditions

1. ADDITIONAL CONDITIONS PRECEDENT

The following additional conditions precedent apply in relation to any Drawing:

(a) The proposed Drawing is allocated to a Business Markets Facility Component by either:

(i) you by giving NAB at least 1 Banking Day notice in a form acceptable to NAB before the proposed Drawdown Date (which notice will be irrevocable once given); or

(ii) NAB in accordance with this Agreement.

(b) The allocation of Drawings to each Business Markets Facility Component is such that:

(i) the initial Drawing does not occur before the Commencement Date (if any) or after the Last Date for Drawdown (if any);

(ii) the Maturity Date for each Drawing always falls on the last day of a Pricing Period;

(iii) each of the Maturity Date and the last day of a Pricing Period for any Drawing are not later than the Expiry Date for the Facility;

(iv) the total of all outstanding Drawings does not exceed the Facility Limit;

(v) the total of all outstanding Drawings allocated to a Business Markets Facility Component does not exceed the corresponding Business Markets Facility Component Limit;

(vi) the total of all outstanding Drawings allocated to the Fixed Amount, the Flexible Maturity Fixed Amount and the Range Amount are at all times equal to the corresponding Business Markets Facility Component Limit; and

(vii) the terms of any agreed Drawdown Schedule are met.

2. DRAWING

(a) Where the total of all Drawings allocated by you to the Business Markets Facility Components pursuant to clause 1(a) is less than the Facility Limit, NAB will allocate the remaining balance of Drawings that have not been allocated by you to the Floating Amount.

(b) Unless NAB receives notice from you in accordance with clause 1(a) (i), any Drawing that has been allocated by you to the Fixed Amount, Cap Amount, Flexible Maturity Fixed Amount or Range Amount will automatically be assigned by NAB to the Floating Amount on the day after the Maturity Date for that relevant Drawing.

(c) Subject to clause 8 (redraw), any amount repaid or prepaid may not be redrawn.

3. REPAYMENT AND PREPAYMENT

3.1 Repayment

(a) You must make such repayments as are required for you to comply with the Amortisation Schedule (if any).

(b) You must repay to NAB the Facility Amount Owing in full on the Final Repayment Date.

3.2 Prepayment

You may prepay all or any part of the Balance Owing:

(a) to the extent it is subject to a Floating Rate or a Cap Rate provided that you give NAB at least 1 Banking Day notice in a form acceptable to NAB; and

(b) otherwise, if NAB agrees that you may make a prepayment provided that you:

(i) give NAB at least 7 days notice in a form acceptable to NAB; and

(ii) pay all Economic Costs (if any) and other applicable fees specified in the Details.

4. CANCELLATION AND REDUCTION OF LIMITS

(a) NAB may cancel the Available Facility on the Last Date for Drawdown (if any).

(b) You may cancel all or any part of the Available Facility (including any undrawn Business Markets Facility Component Limit) at any time.

(c) The Facility Limit and relevant Business Markets Facility Component Limit(s) automatically reduces:

(i) by the amount of any cancellation or reduction; and

(ii) on the dates and by the amounts specified in the Amortisation Schedule (if any).

(d) If a Facility Limit or any other limit applicable to the Facility is scheduled to change on a day that is not a Banking Day, that change will not take effect until the following Banking Day unless otherwise stated in these Specific Conditions or unless otherwise agreed, and interest, fees and charges will be payable accordingly.

5. INTEREST

5.1 Pricing Period

(a) A Pricing Period is a period of 30, 60, 90 or 180 days (or such other period as is agreed by you and NAB), adjusted where necessary so that:

(i) the first Pricing Period commences on the First Drawdown Date;

(ii) a subsequent Pricing Period commences on the day after the expiry of the preceding Pricing Period;

(iii) a Pricing Period must start on a Banking Day;

(iv) all Drawings under the Facility will have the same Pricing Period;

(v) a Pricing Period must not end after the Expiry Date;

(vi) all Drawings under the Facility will have the same Pricing Period;

(vii) if a Drawing is made during a Pricing Period for an existing Drawing, the first Pricing Period for that Drawing must end on the same day as the Pricing Period for the existing Drawing;

(viii) when a Pricing Period ends it does not result in the Facility Limit or any Business Markets Facility Component Limit being exceeded at any time; and

(ix) the terms of any agreed Drawdown Schedule are met.

(b) For the avoidance of doubt, if a Pricing Period ends on a day that is not followed by a Banking Day, NAB may extend that Pricing Period accordingly (except where this would be contrary to clause 5.1(a) (v), in which case NAB may shorten the Pricing Period).

5.2 Interest Rate

(a) A separate Interest Rate applies to each Business Markets Facility Component as follows:

(i) In relation to the Fixed Amount and the Flexible Maturity Fixed Amount, the Interest Rate for a Pricing Period is the Fixed Rate.

(ii) In relation to the Floating Amount, the Interest Rate for a Pricing Period is the Floating Rate.

(iii) In relation to the Cap Amount, the Interest Rate for a Pricing Period is the lower of the Cap Rate and the Floating Rate prevailing on the first day of that Pricing Period.

(iv) In relation to the Range Amount, the Interest Rate for a Pricing Period is the Range Rate.

(b) The Interest Rate used to calculate the interest payable for the Facility in relation to a Pricing Period:

(i) will be the weighted average of the Interest Rates applicable to each Business Markets Facility Component Amount for that Pricing Period; and

(ii) unless otherwise stated, will be confirmed by NAB in writing generally within 7 Business Days after the start of the Pricing Period.

(c) Generally, the Interest Rates, as a percentage rate, applicable to the Facility will be set out in the Drawdown Schedule. Where a percentage rate is not set out in the Drawdown Schedule for an applicable Interest Rate or where the percentage rate is stated to be 'indicative only', the Interest Rate will be the rate NAB advises as determined by NAB on or before the day the first Drawing is made under the Facility.

(d) You can contact NAB before the first Drawing is made under the Facility to ascertain the rate that will apply to the Facility or to the first Pricing Period as the case may be.

(e) The rate quoted by NAB is only valid for, and only applies to, the Drawing if you make your first Drawing by 4.30p.m. and will lapse if the Drawing is not made by 4.30p.m.

(f) You can contact NAB to confirm the Interest Rate applying to a Pricing Period.

5.3 Payment of Interest

(a) Interest for each day is calculated by applying the Daily Interest Rate to the Balance Owing at the end of that day (excluding any amount to which a Default Interest Rate applies).

(b) You must pay accrued interest in respect of:

(i) each Pricing Period, on the first Banking Day after the expiry of that Pricing Period; and

(ii) the last Pricing Period, for the period up to and including the Final Repayment Date, on the Final Repayment Date.

6. ECONOMIC COSTS AND ECONOMIC BENEFITS

(a) If an Economic Event occurs, Economic Costs or Economic Benefits may arise.

(b) NAB determines the amount of Economic Benefits by determining the net amount of returns and gains obtained by it in connection with the Economic Event including any amount determined by it to have been gained by reason of:

(i) changes in the rates applicable to the Facility (all other things being equal); or

(ii) the liquidation of deposits or other funds, or the termination or reversing of any swap or option agreement or other agreement or arrangement entered into by NAB (either generally in the course of its business or specifically in connection with this Agreement) to fund or maintain the Facility or to hedge, fix or limit its effective cost of funding in relation to the Facility.

NAB will notify you of the amount of any Economic Benefits that arise, as determined by it in accordance with this clause, and will pay you that amount within 7 Business Days of such notification.

(c) Economic Costs are calculated and are payable in accordance with the General Conditions.

7. OPTION TO EXTEND: FLEXIBLE MATURITY FIXED AMOUNT

(a) You may extend the Maturity Date for any Drawing that has been allocated to the Flexible Maturity Fixed Amount so that it ends on the Extended Maturity Date by giving NAB written notice at least 2 Banking Days before the expiry of the Initial Maturity Date for that Drawing.

(b) Any Extended Maturity Date for a Drawing under clause 7(a) must:

(i) always occur on the last day of a Pricing Period; and

(ii) not exceed the Expiry Date for the Facility.

8. REDRAW

(a) You may redraw up to the amount by which the Floating Amount or the Cap Amount is less than the relevant Business Markets Facility Component Limit.

(b) Each time you redraw or request to redraw, you represent and warrant to NAB:

(i) that you are not relying on any statement or representation by NAB (or its employees or agents) relating to the financial or taxation effects of redrawing (you should obtain your own financial or taxation advice); and

(ii) nothing has occurred which could adversely affect your ability to repay the Total Amount Owing, as it will exist after the redrawing, in accordance with the terms of this Agreement.

9. PREMIUM PAYABLE ON TERMINATION

If the Facility terminates before all instalments are paid, then you must pay NAB the full amount of the Premium (if any) less any instalments paid before such termination.

10. SELF MANAGED SUPER FUNDS

The following special conditions apply where NAB agrees to lend to you as a trustee of a self managed superannuation fund regulated by the Superannuation Industry (Supervision) Act 1993 (Cth) ("the Fund") to enable you to acquire a beneficial interest in certain property ("the Property"). Despite anything else in this document or any Transaction Document:

(a) NAB may not exercise any right of set-off, amalgamation or combination (however described) that it may otherwise have, or purport to have, in relation to the Facility, whether expressly stated in this document, any Transaction Document or otherwise;

(b) following an Event of Default:

(i) NAB may exercise any rights in respect of the Facility Amount Owing, including, but not limited to its right to terminate the Facility and enforce any Security, but, except for the purposes of exercising any power under any Security, NAB may not sue you for the Facility Amount Owing or any part of the Facility Amount Owing; and

(ii) if the money recovered by NAB under the Security is less than the Facility Amount Owing (the "Shortfall"), NAB may not seek to recover the Shortfall, or any part of it, from you or the Fund, whether by bringing proceedings against you or the Fund, applying to have you or the Fund made bankrupt or wound up or otherwise;

(c) NAB will discharge the Security over the Property, upon repayment of the Facility Amount Owing regardless of:

(i) any other monies that, or that may, remain owing at that time; or

(ii) any monies that may become owing in the future,

to NAB by either you or the Security Provider who granted the Security over the Property; and

(d) you may not redraw any money you have repaid in respect of the Facility.

(e) you agree:

(i) to pay to NAB any insurance claim proceeds relating to the Property that you receive prior to the Facility Amount Owing being repaid; and

(ii) to direct the Security Trustee to pay to NAB any insurance claim proceeds relating to the Property that the Security Trustee receives prior to the Facility Amount Owing being repaid.

(f) you agree:

(i) to pay to NAB any payment you receive, prior to the Facility Amount Owing being repaid, on account of any compulsory acquisition of the Property or purchase of the Property; and

(ii) to direct the Security Trustee to pay to NAB any payment the Security Trustee receives, prior to the Facility Amount Owing being repaid, on account of any compulsory acquisition of the Property or purchase of the Property.

(g) NAB may take out insurance over the Property, for its own benefit, in relation to the Facility. If NAB does this, it will be at your cost. The premiums are payable by you when NAB asks. NAB may debit to any account of yours it decides the amount of the premiums.

11. DEFINITIONS

For the purposes of these NAB Business Markets Facility Specific Conditions:

Available Facility means, in respect of the Facility at any time, the Facility Limit less the Balance Owing at that time.

Availability Period means, in respect of the Facility, the period from the date of this Letter of Offer to the Final Repayment Date.

Banking Day means a day other than a Saturday or Sunday, or a day gazetted as a public holiday in Sydney or every state and territory of Australia.

Business Markets Facility Component means each of the Fixed Amount, the Flexible Maturity Fixed Amount, the Floating Amount, the Cap Amount and the Range Amount (if any).

Business Markets Facility Component Limit means, in respect of a Business Markets Facility Component, the amount set out in the Drawdown Schedule for the Business Markets Facility Component, as amended from time to time.

Cap Amount means that part of the Facility that can be subject to any of the Cap Rate or Floating Rate, depending on their value, as determined in accordance with this Agreement.

Cap Rate means, in respect of the Facility, the cap rate specified in the Drawdown Schedule or as otherwise determined in accordance with this Agreement.

Commencement Date means, in respect of the Facility, the extended maturity date as set out in the Drawdown Schedule.

Extended Maturity Date means, in respect of the Facility, the extended maturity date as set out in the Drawdown Schedule.

Facility means a NAB Business Markets Facility – Flexible Rate Loan.

Fixed Amount means that part of the Facility that is subject to a Fixed Rate.

Fixed Rate means, in respect of the Facility, the fixed rate specified in the Drawdown Schedule or as otherwise determined in accordance with this Agreement.

Flexible Maturity Fixed Amount means the part of the Facility that is subject to a Fixed Rate and to which clause 7 (option to extend: flexible maturity fixed amount) applies.

Floating Amount means that part of the Facility that is subject to a Floating Rate only.

Floating Rate means, in respect of a Pricing Period:

(a) the rate determined by NAB which is equal to the "bid rate" quoted on the "BBSY" page of the Reuters Monitor System at or about 10.15am Sydney time on the first day of that Pricing Period for bank accepted bills with a tenor which is equal to that Pricing Period (or where the Pricing Period is either 7 or 14 days, a tenor of 30 days) and which starts on that day; or

(b) if such rate is not available, the rate reasonably determined by NAB to be the appropriate equivalent rate, having regard to the prevailing market,

plus the Liquidity Margin applicable as at the first day of that Pricing Period plus the Customer Margin for the Facility.

Floor Rate means, in respect of the Facility, the floor rate specified in the Drawdown Schedule or as otherwise determined in accordance with this Agreement.

Initial Maturity Date means, in respect of the Facility, the initial maturity date specified in the Drawdown Schedule.

Last Date for Drawdown means, in respect of the Facility, the last date for drawdown specified in the Details.

Maturity Date means the date on which a Fixed Rate Period or Range Rate Period is due to expire.

Premium means the "Cap/Range Rate Premium" specified in the Details.

Pricing Period has the meaning given to it in clause 5.1 (Pricing Period).

Range Amount means that part of the Facility that can be subject to any of the Cap Rate, Floor Rate or Floating Rate, depending on their value, as determined in accordance with this Agreement.

Range Rate means, in respect of a Pricing Period:

(a) the Floor Rate, if the Floating Rate prevailing on the first day of that Pricing Period is less than the Floor Rate; or

(b) the Cap Rate, if the Floating Rate prevailing on the first day of that Pricing Period is greater than the Cap Rate; or

(c) the Floating Rate, in any other case.

Range Rate Period means, in relation to a Drawing that has been allocated to the Range Amount, the period during which the Range Rate applies to that Drawing.

Property Specific Conditions

Not Applicable

GENERAL CONDITIONS

1. FACILITY LIMITS AND OTHER LIMITS

(a) You must ensure that the Facility Limit and any other limit applicable to the Facility (such as any Component Limit) is not exceeded at any time, without NAB's prior approval. Any excess may attract default interest and fees and charges, even where the excess is approved.

(b) If a Facility Limit or any other limit applicable to the Facility is scheduled to change on a day that is not a Business Day, that change will not take effect until the following Business Day unless otherwise stated in the Specific Conditions for that Facility or unless otherwise agreed, and interest, fees and charges will be payable accordingly.

2. CONDITIONS ON DRAWINGS (conditions precedent)

Any obligation on NAB to provide you with anything under a Facility is conditional on:

(a) you having accepted this Agreement in a manner satisfactory to NAB;

(b) NAB receiving any valuation it requires (which must be to NAB's satisfaction);

(c) the results of NAB's inquiries and searches being to NAB's satisfaction;

(d) NAB receiving each Security, related acknowledgment or acceptance and title documents (all of which must be to NAB's satisfaction);

(e) you having any insurance NAB requires, that insurance being with an insurer, for an amount, and on terms acceptable to NAB, NAB's interest being noted on the policy and you providing such evidence of that insurance as NAB requires;

(f) NAB receiving any other document it reasonably requires from you or a Security Provider and those documents being to NAB's satisfaction;

(g) there being no Event of Default or Potential Event of Default;

(h) any other conditions precedent applicable to the Facility being met.

3. REVIEW

(a) NAB may review compliance with the Transaction Documents, your financial position and that of each Security Provider:

(i) periodically (at least annually); and

(ii) at any time if NAB reasonably believes there is an Event of Default or Potential Event of Default.

A review fee may be payable.

(b) You must provide NAB, and must ensure that each Security Provider provides NAB, with all information, documents, consents and assistance that NAB requires in connection with a review within the time requested.

4. YOUR GENERAL PAYMENT OBLIGATIONS

4.1 What you must pay

You must pay to NAB:

(a) the regular repayments, if any, required in accordance with this Agreement;

(b) interest, fees, charges and premiums in accordance with this Agreement;

(c) immediately, any amount by which the Facility Amount Owing is in excess of the Facility Limit;

(d) the Facility Amount Owing on the Final Repayment Date; and

(e) any other amounts owing to NAB under this Agreement as set out in this Agreement or otherwise when NAB asks.

4.2 Payments generally to be made in Australian Dollars

(a) You must make each payment in the currency in which it is due. Unless otherwise stated, this is Australian Dollars.

(b) If NAB receives an amount in a currency other than that in which it is due:

(i) NAB may convert the amount received into the due currency (and if necessary convert through a third currency) on such day and at such rates as NAB considers appropriate. NAB may deduct NAB's usual Costs in connection with the conversion; and

(ii) the relevant payment obligation is satisfied only to the extent of the amount of the due currency obtained from the conversion after deducting conversion Costs.

(c) If NAB is debiting an amount to an account of yours, and that amount is in a currency other than that of the account, NAB may:

(i) convert the amount to be debited into the currency of the relevant account (and if necessary convert through a third currency) on such day and at such rates as NAB considers appropriate; and

(ii) debit to that account the amount so converted, plus the costs of conversion.

4.3 Payments to be made in cleared funds

You must pay all amounts payable by you under this Agreement in immediately available cleared funds.

4.4 No set off or deduction

(a) All payments by you must be made in full without any set-off, counterclaim or deduction.

(b) If you or NAB are, at any time, compelled by law to deduct or withhold any amount (including Taxes), you must indemnify NAB against that amount and pay concurrently to NAB such additional amounts as will result in payment to NAB of the full amount which would have been received if no deduction had been made.

4.5 Payments due on a non-business day

Subject to the Specific Conditions, if a payment is due on a day that is not a Business Day, that payment may be made on the next Business Day.

4.6 Time for payment

(a) If this Agreement does not otherwise state when an amount is payable by you, it is payable on demand.

(b) For the purposes of making payments under this Agreement, a day ends at 4 pm in the state or territory where the office issuing this Letter of Offer is located.

5. FEES AND OTHER COSTS

(a) You must pay NAB all fees, charges and premiums set out, or provided for, in this Agreement (including the Fees Guide).

(b) You must pay NAB and indemnify NAB for an amount equal to any Costs or Taxes in connection with:

(i) the Transaction Documents, the Facilities or any transactions under or in relation to them;

(ii) preparing, registering and maintaining any financing statement or financing change statement (each as defined in the PPSA) in relation to a Security, or taking any other action that in NAB's opinion is necessary under clause 14 of this Agreement;

(iii) NAB exercising, enforcing or preserving rights, powers or remedies (or considering or attempting to do so) in connection with any Transaction Document, Facility or any transactions under or in relation to them; and

(iv) the costs and remuneration of any Receiver appointed by NAB.

(c) To the extent the following fees are payable in relation to a Facility, they are payable and (where relevant) calculated as set out below:

(i) Periodic fees (including Service Fees or Annual Facility Fees) – payable for each period set out in the Details (or if no such period is set out, monthly) and again on the Final Repayment Date. If there are separate Loan Accounts or Bank Guarantees under the Facility, these fees are payable separately for each such Loan Account or Bank Guarantee.

(ii) Extension Fees - payable whenever NAB agrees to extend the time within which the Fixed Rate Period for a Facility must start after you accept a quoted fixed Interest Rate and whether or not the quoted rate becomes the actual rate applying to the Facility.

(iii) Progressive Drawdown Fees - payable whenever NAB agrees to your request to drawdown part of a Facility Limit (other than the first part) to which Building Conditions apply.

(iv) Facility Fee – in respect of a Bill Facility, payable at the intervals set out in the Details and calculated as follows:

Facility Fee annual percentage rate as set out in the Details x Facility Limit / **n**

where **n** is the frequency of Facility Fee payments per annum (eg. if the Facility Fee is payable monthly, n = 12). For any part period, **n** is equal to 365 divided by the number of days in the part period.

(d) Fees that are payable when an event occurs may be debited when, or after, that event occurs. Periodic fees may be debited at any time during, or after, the period to which they relate.

(e) Unless otherwise agreed, fees are not charged on a pro-rata basis and, once incurred, charged or paid (as the case may be), are not refundable in whole or in part.

(f) Anything which you must do under this Agreement must be done at your cost.

6. YOUR OBLIGATION TO PAY INTEREST

(a) Unless otherwise stated in the Specific Conditions, interest charges are payable for each day and are calculated by applying the Daily Interest Rate to the Balance Owing at the end of that day (excluding any amount to which a Default Interest Rate applies).

(b) The Specific Conditions for a Facility set out when interest charges (if any) are payable.

(c) Where interest charges are debited to a Loan Account, they will be deemed to be part of the Facility Amount Owing from the date they are debited.

7. INTEREST RATES

7.1 Variable interest rates

NAB generally publishes information on changes to indicator rates on nab.com.au and/or in the local or national press.

To the extent that a Facility has a variable Interest Rate or Default Interest Rate, you acknowledge that:

(a) those interest rates include an indicator rate and may include one or more margins;

(b) the name of the indicator rate(s) applicable to the Facility are set out in the Details (for example, the Base Indicator Rate); and

(c) the amount of an indicator rate on any day will be that last published or otherwise advised by NAB.

7.2 Fixed interest rates

During a Fixed Rate Period or Pricing Period, the relevant Interest Rate is fixed. If your Facility has a fixed Interest Rate, your initial Fixed Rate Period or Pricing Period is set out in the Details. The Specific Conditions set out any applicable rules about the quotation, setting and acceptance of Fixed Rates.

7.3 Indicative Rates

If the Details quote the amount of an indicator rate, Interest Rate, Yield Rate or Default Interest Rate, and:

(a) state that the rate is "indicative"; or

(b) indicates that the rate is the current rate,

then the amount quoted is a guide only and may not be the rate that actually applies to the Facility.

8. ECONOMIC COSTS

Warning : Economic Costs can be high and may increase the amount you owe. You can ask NAB at any time for an estimate of Economic Costs.

8.1 When economic costs are payable

(a) Economic Costs are payable by you whenever an Economic Event occurs in relation to a Facility.

(b) NAB will determine the amount of any Economic Costs in accordance with this clause, and will notify you accordingly. You must pay NAB the amount of any Economic Costs notified to you when NAB specifies.

8.2 Economic events

An Economic Event is taken to have occurred if, at any time while a Yield Rate or an Interest Rate (other than a variable Interest Rate) applies to a Facility, a Facility Component, a Loan Account or a Drawing:

(a) all or part of that Facility, Facility Component, Loan Account or Drawing is repaid early (even if NAB agrees to the early repayment being made);

(b) that Facility, Facility Component, Loan Account or Drawing, is re-priced by agreement from one fixed rate to another fixed rate or to another type of rate (such as a variable rate);

(c) that Facility, Facility Limit or Component Limit is cancelled, reduced or not fully drawn for any reason at any time before the Expiry Date;

(d) NAB is for any reason no longer obliged to accept, discount or endorse Bills under the Facility or a Bill is cancelled before its Maturity Date; or

(e) if you are in Default, or the Facility Amount Owing otherwise becomes repayable, and NAB elects to treat it as an Economic Event;

except to the extent that this occurs:

(f) for a Facility other than a Bill Facility or NAB Business Markets Facility - on the Repricing Date applicable to the Facility or Loan Account (as the case may be), or if that day is not a Business Day, on the next Business Day;

(g) for a Bill Facility or a NAB Business Markets Facility, in relation to the Floating Amount or a Floating Rate Facility;

(h) on the Expiry Date; or

(i) in order to comply with the Amortisation Schedule (if any).

8.3 How NAB calculates economic costs

NAB will determine Economic Costs by calculating a reasonable estimate of the Costs and losses incurred by NAB (including loss of profits, fees, charges and premiums) in connection with an Economic Event. The calculation of Economic Costs may incorporate the following:

(a) in relation to a Facility other than a Bill Facility or a NAB Business Markets Facility, a loss or reduction of profits or return or other Costs, representing the difference between NAB's cost of funds at the start of the relevant Fixed Rate Period or Pricing Period and NAB's cost of funds at the date of the Economic Event over the remainder of that period. This is then discounted back to the net present value at the rate equivalent to NAB's cost of funds at that date;

(b) in relation to a Bill Facility or a NAB Business Markets Facility, a loss or reduction of profits or return or other costs representing the difference between the rate applicable to the facility and the interest rate NAB is able to receive in the interest rate market at the date of the Economic Event for the remaining term to maturity of the Facility. This is then discounted back to the net present value at the rate determined by NAB at that date; or

(c) the liquidation of deposits or other funds, or the termination or reversing of any swap or option agreement or other agreement or arrangement entered into by NAB (either generally in the course of NAB's business or specifically in connection with this Agreement) to fund or maintain the Facility or to hedge, fix or limit NAB's effective cost of funding in relation to the Facility.

9. ACCOUNTING FOR TRANSACTIONS

(a) You authorise NAB to open such accounts as NAB requires in connection with a Facility.

(b) Unless otherwise stated or agreed, you authorise NAB to debit the Nominated Account (or if there is more than one Nominated Account, the relevant Nominated Account) or the Loan Account (if any) for any amounts payable by you in relation to a Facility, a Loan Account or a Drawing, including fees, charges and premiums, taxes, enforcement expenses and any amount payable under an indemnity.

(c) If you authorise NAB to debit an amount to an account, NAB can debit that amount to that account even if it causes the account to become overdrawn. Alternatively, if there are insufficient funds in that account, or that account has been stopped or closed, you authorise NAB to debit that amount to any account of yours it decides, including an account NAB opens in your name.

(d) If you authorise NAB to debit an amount to one of two or more accounts, NAB may choose which of those accounts to debit at its discretion.

(e) If this Agreement does not state to which account an amount may be debited or credited, NAB may debit or credit that amount to any account of yours it decides, including an account NAB opens in your name.

(f) Where NAB debits an account in your name opened by:

(i) you, you must pay NAB interest (including default interest if applicable) on the amount debited in accordance with the terms of that account.

(ii) NAB, you must pay NAB interest charges on the overdrawn balance of that account at the Default Interest Rate.

(iii) either you or NAB, the overdrawn balance of the account (taking into account any limit applicable to that account), is immediately payable by you without further notice.

(g) NAB may assign any date it considers appropriate to a debit or credit to an account. In the case of a debit, the date must not be earlier than the date on which the transaction occurs. In the case of a credit, the date must be as soon as practicable after the transaction occurs: this is not necessarily the same day that the transaction occurs.

(h) NAB may subsequently adjust debits and credits to an account or any Balance Owing, so as to accurately reflect the legal obligations of NAB and you (for example, because of an error, or because a cheque is dishonoured). If NAB does this, it may make consequential changes (including to interest charges).

(i) Unless otherwise provided, NAB may apply any payment in connection with this Agreement towards satisfying obligations under this Agreement as NAB sees fit.

(j) Where NAB is authorised to debit an amount to an account under this Agreement, it can do so without prior notice.

10. REPRESENTATIONS AND WARRANTIES

10.1 General representations and warranties

You represent and warrant to NAB that, at the date of this Letter of Offer, and at times thereafter:

(a) if you are a company, you are duly incorporated and validly existing under the laws of your place of incorporation;

(b) you have full capacity and power to enter into and comply with, and have taken all necessary action to authorise you to enter into and comply with each Facility, the Transaction Documents, and to make a Drawing under, or otherwise utilise, a Facility;

(c) you have full power and authority and legal right to own your assets and to carry on your business as presently conducted;

(d) neither you nor any of your assets are immune from the jurisdiction of a court or from legal process;

(e) the Transaction Documents to which you are expressed to be a party constitute your legal, valid and binding obligations and, subject to any necessary stamping and registration, are enforceable in accordance with their terms (subject to any law generally affecting creditors' rights and to principles of equity);

(f) the most recent financial accounts, reports and factual information provided to NAB by you (or on your behalf) at any time:

(i) are true and accurate and not misleading in any material respect;

(ii) are prepared in accordance with applicable law and accounting standards generally applicable in Australia at the time of preparation;

(iii) give a true and fair view of your state of affairs and the result of your operations at the date, and for the period ending on the date, to which those statements are prepared, and

(iv) no material change has taken place in respect to any of them since the date they were presented to NAB;

(g) you have not withheld any information in connection with this Agreement or the Facility which may have caused NAB not to provide this Facility or not to provide it on these terms;

(h) you are not in breach of any law or any agreement, deed, Security Interest or instrument binding on you or your assets, and you are not in default in respect of any material monetary obligation contracted by or imposed upon you;

(i) no material litigation, arbitration or administrative proceedings are current or pending or, to your knowledge, threatened against you before any court or government agency;

(j) complying with the Transaction Documents to which you are expressed to be a party is for your commercial benefit and is in your commercial interests;

(k) you are not Insolvent;

(l) no Event of Default or Potential Event of Default has occurred under or in respect of any Transaction Document that is unremedied;

(m) except as disclosed to, and agreed to, by NAB in writing, you are not a trustee of any Trust or a partner in a partnership;

(n) you have obtained and maintained in full force and effect all material authorisations, consents, filings, registrations and permits applicable to you or your business;

(o) the execution, delivery and performance of the Transaction Documents to which you are expressed to be a party, will not:

(i) breach or contravene any Law or a judgment, order, ruling or decree of a governmental agency;

(ii) conflict with your constituent documents or any agreement binding on you or any obligation to any person;

(iii) create, impose or crystallise any Security Interest on any of your assets (other than contemplated under any Transaction Document); or

(iv) cause or result in the acceleration of the date of payment of any obligation under any agreement binding on you; and

(p) the Security is in full force and effect and has the priority contemplated in it.

10.2 Additional representations and warranties from a trustee

Where you enter into a Transaction Document as the trustee of a Trust, you make the following representations and give the following warranties to NAB:

(a) you enter into each Transaction Document in your personal capacity and as trustee of the Trust and for the benefit of the beneficiaries of the Trust;

(b) you are the only trustee of the Trust;

(c) the Trust Documents disclose all the terms of the Trust;

(d) you have the power under the Trust Deed to enter into and observe your obligations under each Transaction Document;

(e) you have the authorisation necessary to enter the Transaction Documents, to perform your obligations under the Transaction Documents and to allow them to be enforced (including under the Trust Deed and your constitution (if any));

(f) you have a right to be fully indemnified out of the Trust Fund in respect of obligations incurred by you and you have no liability which may be set off against that right of indemnity;

(g) the Trust Fund is sufficient to satisfy that right of indemnity and all other obligations in respect of which you have a right to be indemnified out of the Trust Fund;

(h) you are not in default under the Trust Deed;

(i) no action has been taken or proposed to terminate the Trust;

(j) you and your directors and other officers (if any) have complied with their obligations in connection with the Trust; and

(k) NAB's rights under the Transaction Documents to which you are expressed to be a party rank in priority to the interests of the beneficiaries of the Trust.

10.3 Representations and warranties are repeated

The representations made and warranties given by you under this clause or otherwise under this Agreement, unless otherwise stated, are deemed to be repeated with reference to the facts and circumstances then existing when you request, and when you are given, any Financial Accommodation under a Facility, and on the last day of each Interest Period.

11. UNDERTAKINGS AND COVENANTS

11.1 General undertakings

You undertake to NAB that you will:

(a) conduct your business and financial affairs in a proper, orderly and efficient manner and keep proper financial, accounting and other records in respect of the same;

(b) not, without NAB's consent, cease conducting your business, and not significantly change the general character of any business you conduct;

(c) promptly notify NAB if you change your address;

(d) take out and keep in full force and effect insurance over all of your physical assets and premises for such amounts and against such risks as a reasonably prudent person in your position would take out;

(e) promptly comply with any request by NAB to take out such further insurance cover as NAB may reasonably require;

(f) ensure that your capital is not reduced or made capable of being called up only in certain circumstances; and

(g) promptly advise NAB of any Event of Default, Potential Event of Default or other default (however defined) under any Transaction Document.

11.2 Additional undertakings from a trustee

(a) Where you enter into a Transaction Document as the trustee of a Trust, you undertake:

(i) to provide to NAB, on request, certified copies of the Trust Documents;

(ii) to ensure that you have a right to be indemnified out of Trust Fund for all liabilities incurred by you under the Transaction Documents;

(iii) to ensure that there is no restriction or limitation on or derogation from your right of subrogation or indemnity, other than on the grounds of fraud or gross negligence (whether or not arising under the Trust Documents); and

(iv) your lien over the Trust Fund at all times for liabilities incurred has priority over the rights of the beneficiaries of the Trust.

(b) Where you enter into a Transaction Document as the trustee of a Trust, you undertake that, except with NAB's prior written consent, none of the following will occur:

(i) re-settlement, vesting or distribution of capital of the Trust;

(ii) retirement or replacement of the trustee, or the appointment of a new trustee;

(iii) amendment, or revocation of any terms, of the Trust Deed;

(iv) a Security Interest arises over any asset of the Trust;

(v) if a unit trust, not issue any further units in the Trust to any person other than a unitholder as at the date of this Letter of Offer; or

(vi) breach of any provision of the Trust Deed.

11.3 Partnerships

If you are a partnership:

(a) each person who is a member of the partnership or a partner (however described) ("Partner") is liable separately, and together with other Partners, is liable jointly, for your obligations under the Transaction Documents to which you are expressed to be a party;

(b) you agree to promptly notify NAB if a person becomes, or ceases to be, a Partner at any time whilst any Transaction Document remains in full force and effect;

(c) each Transaction Document will continue to bind you and each person who is a Partner at the date of this Letter of Offer and each person who becomes a Partner whilst a Transaction Document remains in force and effect:

(i) despite any changes which may from time to time take place in the Partners, or any reconstitution of the partnership, whether by the death, incapacity, or retirement of any Partner or the admission of any new Partner or otherwise;

(ii) despite the fact that the partnership no longer carries on business; and

(iii) despite the fact that the person, or any of his or her Partners are no longer members of the partnership; and

(d) you agree to procure the execution of any documents NAB reasonably requires to give full effect to paragraph (c) above.

11.4 Co-operation

You must:

(a) promptly give NAB any information, documents or consents that NAB reasonably asks for, in the form specified, in connection with you, the Facilities or the Transaction Documents to which you are expressed to be a party; and

(b) do anything (such as producing and signing documents) NAB reasonably requires to give full effect to the Transaction Documents.

11.5 Lender's Mortgage Insurance

NAB may take out lender's mortgage insurance, for its own benefit, in relation to the Facilities. If NAB does this, it will be at your cost. The premiums are payable by you when NAB asks. NAB may debit to any account of yours it decides the amount of the premiums.

11.6 Appointment of Consultants

(a) If NAB reasonably believes you are or may be in Default or that circumstances exist which could lead to you being in Default, NAB may appoint, and at NAB's request you must appoint, a person or separate persons to investigate the financial and trading condition, and to undertake an environmental audit, of you or any Security Provider and whether you and the Security Providers have complied with the Transaction Documents. You must co-operate with and comply with every reasonable request made by this person. You must pay to NAB all Costs in connection with the investigation or audit and NAB may debit those costs to any of your accounts.

(b) Neither you nor any Security Provider is obliged to accept the recommendations of any consultant, and NAB will assume no liability with respect to any actions you or a Security Provider takes, or does not take, as a result of those recommendations.

11.7 Undertakings given

Any undertakings given under this Agreement are given for the term of the Facility and for any further period while you have any outstanding obligations to NAB in relation to the Facility.

12. DEFAULT

12.1 When you are in default

You are in default if, in relation to a Transaction Document, or any other agreement you or a Security Provider has with NAB (each an "Arrangement"):

(a) you or the Security Provider do not pay on time any amount due;

(b) any actual or contingent indebtedness becomes due and payable, or becomes capable of being declared due and payable, before its stated maturity or expiry;

(c) you or the Security Provider fail to comply with any provision of that Arrangement and, where that failure is remediable, it is not remedied to NAB's satisfaction within any period required by NAB;

(d) an event occurs which would allow NAB to terminate that Arrangement, or a transaction under it;

(e) you or any Security Provider breaches any law or obligation by entering transactions or performing obligations under that Arrangement;

(f) all or part of the Arrangement is or becomes illegal, void, voidable, unenforceable or otherwise of limited force, priority or effect or claimed to be so, or a person seeks to or becomes entitled to terminate, rescind or avoid all or a material part or material provision of that Arrangement; or

(g) a change in your or a Security Provider's financial circumstances occurs which, in NAB's opinion, may have a material adverse effect on that person's ability to meet its obligations to NAB.

You are also in default if:

(h) you or another person gives NAB information which NAB reasonably believes to be incorrect or misleading (including by omission, and including through your representations and warranties under clause 10) in connection with a Transaction Document or any other agreement you or a Security Provider has with NAB;

(i) any Security Interest is enforced, or becomes capable of being enforced, or the value of any Security, as assessed by NAB, materially decreases;

(j) you or a Security Provider are Insolvent;

(k) you or any Security Provider that is an individual, no longer has legal capacity or becomes a person protected by the state;

(l) an order for payment is made, or a judgement is entered or signed, against you or any Security Provider, and it is not satisfied within 5 Business Days after that event (unless the order or judgement is the subject of an appeal by you or the Security Provider within that period and NAB is satisfied that there is reasonable likelihood of success);

(m) any insurance which NAB has taken out in relation to a Facility, or any insurance which you are required to have under the Transaction Documents, is cancelled, materially altered, or becomes void or unenforceable in a material way;

(n) any other event occurs that this Letter of Offer states is an Event of Default,

(o) you or any Security Provider is a trustee of a Trust and:

   (i) without NAB's prior written consent, a new trustee is appointed, the Trust vests or terminates or any part of the Trust Fund is resettled or set aside, or

   (ii) the trustee's right to be indemnified out of the Trust Fund is restricted in any way; or

(p) you or any Security Provider is a partnership and any of the events in paragraphs (a) to (o) occurs in relation to one or more of the Partners, in which case, the event is deemed to have occurred in relation to you or, as the case may be, the Security Provider.

12.2 What can happen then? (Consequences of Default)

(a) Upon the occurrence of an Event of Default, NAB may, at its option and without the need to give any notice other than that required by law, treat the Total Amount Owing as being payable immediately and may immediately or at any later time enforce any Security.

(b) If NAB gives you notice stating that an Event of Default has occurred and you do not, or cannot, rectify that Event of Default:

   (i) if a grace period is given in the default notice or required by law, within that period; or

   (ii) if no grace period is given in the default notice or required by law, immediately,

then, subject to any applicable law and in addition to any other rights, powers and remedies NAB may have (including under a Security), NAB may:

   (iii) cancel all or any part of the Facility Limit for all or any Facilities with Immediate effect; and

   (iv) declare that all or part of the Total Amount Owing are immediately due and payable (to the extent it is not already due for payment), and if you do not pay it immediately, NAB may terminate the Facilities and/or sue you for the Total Amount Owing and/or enforce any Security.

(c) If NAB terminates a Facility following the occurrence of an Event of Default, and at that time there are any treasury related transactions in existence between you and NAB (such as Financial Accommodation, foreign exchange, money market and derivative transactions or general banking facilities) ("Open Positions") then:

(i) NAB may close out the Open Positions, by entering into opposite positions for the balance of the unexpired term, or by such other means as may be usual in the relevant market and any such close out will be at the then current market rates;

(ii) any Costs incurred by NAB in closing out Open Positions under paragraph (i) above will be paid by you on demand, and any gain derived from the closing out of the Open Positions will be credited to you and set off against the Total Amount Owing; and

(iii) NAB will give you reasonable particulars of the manner of close out of the Open Positions, and the basis of calculation of any amounts payable by or to you arising from that close out.

12.3 Default Interest

(a) Unless otherwise stated in the Specific Conditions, you must pay NAB default interest charges on any part of the Balance Owing which is overdue (including amounts which are drawn in excess of the Facility Limit). Interest charges payable under this paragraph are calculated daily by applying the Daily Default Interest Rate to the overdue amount.

(b) Default interest charges payable under this clause are:

(i) for Facilities where interest charges are ordinarily debited to a Loan Account, added to the relevant Balance Owing for the Facility on each date on which Interest is next debited for that Facility; or

(ii) for other Facilities, at NAB's discretion, added to the overdue amount monthly and when the overdue amount is paid, or debited to the Nominated Account for that Facility (or, if permitted by this Agreement, any other account held by you) on each date on which interest is next debited for that Facility, unless NAB specifies otherwise.

You will then be liable for interest under this clause on that increased amount.

12.4 Fees

If you do not pay on time any amount due under this Agreement, or if you exceed a Facility Limit, a fee may apply as detailed in the relevant Fees Guide.

12.5 Obligations not affected

Your obligation to pay on time is not cancelled by this clause.

13. CHANGE OF CIRCUMSTANCES

13.1 Illegality

If as a result of a Change in Law, NAB determines that it is, or is apparent that it will become, contrary to that Law for:

(a) NAB to fund, provide or maintain a Facility or otherwise observe or give effect to its obligations under a Facility; or

(b) a person from whom NAB has raised or proposes to raise money in connection with a Facility to fund, provide or maintain that money,

then:

(c) NAB is no longer obliged to provide any Drawing under the Facility,

(d) all amounts payable under the Facility, including an amount equal to the total face value of all Bills accepted, discounted or endorsed by NAB which remain outstanding, and any letters of credit issued by NAB at your request, are due and payable by you on demand.

13.2 Increased Costs

(a) Clause 13.2(b) applies if NAB determines that in its opinion, after the date of this Letter of Offer, any order of any court or Change in Law will:

(i) subject NAB to any taxes or duties with respect to any Facility or any part thereof or change the basis of taxation of NAB for payments under any Transaction Document (except for taxes or a change in the rate of tax on NAB's overall net income imposed by any taxing authority having the power to levy taxes on NAB);

(ii) impose, modify or deem applicable any reserve, capital adequacy and/or liquidity adequacy requirements against any of NAB's assets, deposits with NAB or for NAB's account, or loans by NAB; or

(iii) impose on NAB any other condition with respect to this Agreement or the obligations assumed by NAB under it,

and as a result there is:

(iv) an increase in the cost to NAB of making available or maintaining the Facility; or

(v) a reduction in the amounts receivable or permitted to be received in respect of any Facility or any other payment due to NAB in connection with any Facility,

by an amount which NAB considers to be material.

(b) If this clause applies:

(i) NAB will use its best efforts to promptly notify you in writing of the happening of such an event;

(ii) NAB will use reasonable endeavours to eliminate or at least mitigate the foregoing adverse consequences in a manner which does not give rise to Costs or other adverse consequences for you or NAB; and

(iii) you will indemnify NAB for any loss suffered by NAB as a result of the increase in cost or reduction in the amounts received or permitted to be received, and will pay on demand such amount as NAB requires to compensate NAB in respect of such additional cost or reduced receipts.

14. PROTECTING NAB'S SECURITY POSITION

14.1 Protecting NAB's security position

(a) If:

(i) a PPS Law applies, or will at a future date apply, to any of the Transaction Documents or any of the transactions contemplated by them, or NAB determines that a PPS Law applies, or will at a future date apply, to any of the Transaction Documents or any of the transactions contemplated by them; and

(ii) in the opinion of NAB, the PPS Law adversely affects or would or may adversely affect NAB's security position or the rights or obligations of NAB under or in connection with the Transaction Documents

NAB may from time to time give notice to you requiring you to do anything, including

(iii) promptly providing all necessary information (including serial numbers) and taking all necessary action (including obtaining any consent or agreement or giving any notice) to enable NAB to register fully valid and effective Financing Statements or Financing Change Statements with respect to any Security Interest held or intended to be held by NAB under the Transaction Documents at any time;

(iv) amending any Transaction Document or executing any new Transaction Document; and

(v) to continuously perfect any security interest in respect of which you are or may become the secured party in such manner and by such time as NAB may direct so as to achieve the priority over competing security interests and other claims and protection against loss, extinguishment and diminution of the security interest,

that in NAB's opinion is necessary to ensure that, to the maximum possible extent, NAB's security position, and rights and obligations, are not adversely affected as contemplated by paragraph (ii) (or that any such adverse effect is overcome to the maximum extent possible). You must comply with the requirements of that notice within the time stipulated in the notice.

(b) In this clause 14, **PPS Law** means:

(i) the PPSA;

(ii) any regulations made at any time under the PPSA;

(iii) any provision of the PPSA or regulations referred to in paragraph (i) or (ii);

(iv) any amendment to any of the above, made at any time; or

(v) any amendment made at any time to the Corporations Act or any other legislation as a consequence of the PPSA.

14.2 PPSA policies and steps

You will promptly take all reasonable steps which are prudent for your business under or in relation to the PPSA including doing anything reasonably requested by NAB for that purpose. For example, you will:

(a) create and implement appropriate policies and systems; and

(b) where appropriate, take reasonable steps to identify security interests in your favour and to perfect and protect them, with the highest priority reasonably available.

14.3 Change of details

You agree to notify NAB at least 14 days before:

(a) you or any Security Provider (or if you are, or any Security Provider is the trustee of a trust or a partner of a partnership, the trust or the partnership) changes its name;

(b) any ABN, ARBN or ARSN allocated to you or any Security Provider (or if you are, or any Security Provider is a trustee of a trust or a partner of a partnership, the trust or the partnership) changes, is cancelled or otherwise ceases to apply to it (or if it does not have an ABN, ARBN or ARSN, one is allocated, or otherwise starts to apply, to it); and

(c) you or any Security Provider becomes trustee of a trust, or a partner of a partnership, not stated in this Agreement.

14.4 PPSA Waiver

(a) You waive, to the extent permitted under the PPS Law, your right to receive any notices NAB is required to give under the PPS Law (including a notice of a verification statement).

15. LIABILITY FOR REGULATORY EVENTS

(a) You acknowledge that the Services may be interrupted, prevented, delayed or otherwise adversely affected by a Regulatory Event.

(b) To the extent permitted by law:

   (i) NAB is not liable for any loss incurred by you or any other person if an event described in clause 15(a) occurs, irrespective of the nature or cause of that loss, and NAB has no obligation to contest any Regulatory Event or to mitigate its impact on you or NAB. You release NAB from all liability accordingly; and

   (ii) to the extent that NAB's liability cannot be excluded, its liability is limited to the cost of having the Service supplied again.

(c) You agree that NAB may use and disclose to an Other Financial Institution or Regulatory Authority, any information about you, the Services or any person connected with you or the Services, for any purpose which NAB or an Other Financial Institution considers appropriate or necessary in connection with any Regulatory Event or the Services. This may result in information being transmitted overseas. You agree to provide information to NAB about yourself, the Services or any person connected with you or the Services on request, and to promptly procure any consents NAB requires to give effect to this clause.

16. CHANGES TO THIS AGREEMENT

16.1 What NAB can change

NAB can, at any time:

(a) reduce any limit, including a Facility Limit, Debtor Limit and a Component Limit;

(b) introduce or increase a Debtor Limit;

(c) introduce a new fee, charge or premium, vary the amount of a fee, charge or premium, the way in which it is calculated or when it is charged;

(d) vary the Interest Rate (other than a fixed Interest Rate) or the Default Interest Rate, including by changing the relevant indicator rate or substituting a different indicator rate for the relevant indicator rate, and by changing, adding or removing a margin (including by making a margin positive or negative);

(e) vary any conditions relating to the application of an Interest Rate (other than a fixed Interest Rate) or the Default Interest Rate, or introduce, suspend, withdraw or re-introduce such conditions;

(f) change the way in which interest, or default interest, is calculated and when it is debited;

(g) change your repayment obligations, including the amount of any repayment, or your repayment type;

(h) make any change which NAB is permitted to make under the Specific Conditions;

(i) change any of the other provisions of this Agreement as a result of a change to any law affecting this Agreement; and

(j) change any other provision of this Agreement.

16.2 How NAB will notify you of changes

NAB will notify you of any changes it makes under clause 16.1 as follows:

(a) NAB will give you:

   (i) at least 30 days' prior written notice if NAB introduces a fee, charge (other than a government charge) or premium, varies the method by which interest is calculated or varies the frequency with which interest is debited, unless NAB cannot reasonably locate you;

   (ii) at least 10 Business Days' prior written notice if NAB makes any other variation to this Agreement and NAB reasonably considers the variation will be materially adverse to you, unless NAB considers a shorter period is necessary for it to avoid or reduce an increase in its credit risk, or the variation is also made to facilities of other small business customers;

(b) NAB will notify you of the introduction of, or any change to, a government charge payable by writing to you or by advertisement in the national or local media, unless the government has publicised the introduction or change;

(c) NAB will notify you of any change that relates to a change in an Interest Rate that is not set by NAB (such as a money market rate or some other external reference rate) by writing to you or by advertisement in the national or local media within a reasonable period of the change being made, unless another entity has publicised the change; and

(d) NAB will notify you of any other change, by writing to you or by advertisement in the national or local media no later than the date the change takes effect.

16.3 Changes that happen automatically under this Agreement

Where a change occurs automatically under this Agreement (such as a change to the Interest Rate that arises because of a change to an indicator rate or the repricing of a Loan Account under a Market Rate Facility on a Repricing Date), NAB will tell you about that change in accordance with the notification rules for that change as set out in this Agreement. NAB does not have to give you notice in accordance with clause 16.2 for changes that occur automatically under this Agreement.

16.4 Variation

Unless otherwise provided, the terms of this Agreement may only be varied by the written agreement of the parties.

17. BUILDING CONDITIONS

This clause 17 applies to a Facility only if the Details indicate that Building Conditions apply.

17.1 How NAB provides drawings

NAB will provide you with the Facility in a series of Drawings as the building work progresses. The Facility may be used only for the building work. NAB is not obliged to provide you with any Drawings under the Facility after the Completion Date. If the building work is completed for less than the Anticipated Total Cost on Completion, NAB need not provide you with that part of the Facility Limit being the difference between the Anticipated Total Cost on Completion and the actual cost.

17.2 Additional conditions on drawings

In addition to any other conditions on drawings applicable to the Facility, any obligation on NAB to provide you with anything under a Facility is conditional on:

(a) you contributing any money towards the cost of building that you have agreed to contribute;

(b) NAB receiving any document or certificate NAB requires (including a request from you for the Drawing and a certificate from your architect or builder showing the cost of works covered by the certificate);

(c) any inspection that NAB may carry out or require being satisfactory to NAB; and

(d) for the final Drawing, NAB has received a certificate of occupancy (or equivalent).

17.3 General requirements for building facilities

(a) If the building is the subject of a Security, you must ensure that the value of the building is fully insured as that value increases,

(b) The building must be completed within the Anticipated Total Cost on Completion;

(c) You must not make any changes to the building contract (if any) or plans or specifications without NAB's prior written consent.

(d) NAB is not responsible for the supervision of the building or any aspect of the building work, even though NAB may approve an alteration or inspect the building.

18. NAB'S RIGHT OF SET-OFF

(a) NAB may at any time without notice to you:

   (i) debit and charge an account held by you (or an account conducted by NAB in your name) with any amounts you owe NAB or which NAB is contingently or prospectively liable to pay in respect of a Facility; and

   (ii) combine and amalgamate any two or more accounts of yours held with NAB; and

   (iii) set off or transfer any credit balance on any account of yours held with NAB in or towards satisfaction of any amounts you owe NAB; and

   (iv) make any currency conversion NAB considers necessary or desirable to enable a set-off using the spot rate of exchange quoted by it on the day of conversion.

(b) NAB's rights under paragraph (a) above exist and are exercisable whether or not NAB has agreed to permit any set-off for the purpose of calculation of interest between any two or more accounts and even though:

   (i) the amounts you owe NAB may be or may be expressed to be advanced on any specified account or on two or more accounts; or

   (ii) the accounts are with any other person as well as with you or are conducted by NAB in your name or are with different places of business of NAB; or

   (iii) any one or more accounts stand in credit.

19. HOLDING OVER

If NAB continues to make a Facility available to you after its Final Repayment Date, and this Agreement has not been extended, amended or replaced, then the terms of this Agreement will continue to apply to the Facility unless otherwise advised by NAB. The continuation of a Facility under this clause shall not be construed as a waiver of any Event of Default, nor as a waiver of any of NAB's rights under any Transaction Document, nor as any agreement or undertaking (implied or otherwise) to grant any extension.

20. TELEPHONE RECORDING

You consent to NAB recording any telephone conversations between you and NAB in relation to the Facilities that are customarily recorded in the finance industry or where you are notified prior to the commencement of the telephone conversation and to such recordings being used in any arbitral or legal proceedings. Telephone recordings remain NAB's sole property at all times.

21. CODE OF BANKING PRACTICE

NAB has adopted the Code of Banking Practice and relevant provisions of that Code apply to these Facilities if you are an individual or a small business customer (as defined by that Code). You can obtain from NAB, on request:

(a) information on NAB's current Interest Rates and standard fees and charges relating to the Facilities if any;

(b) general descriptive information concerning NAB's banking services (including information about cheques, account opening procedures, bank cheques, NAB's obligations regarding the confidentiality of your information, complaint handling procedures, the advisability of you informing NAB promptly when you are in financial difficulty, and the advisability of you reading the terms and conditions applying to each banking service NAB provides to you;

(c) general descriptive information about the identification requirements of the Anti-Money Laundering & Counter Terrorism Financing Act 2006 and the options available to you under the tax file number legislation.

(d) a copy of the Code of Banking Practice.

22. NOTICES AND OTHER COMMUNICATIONS

22.1 Service

(a) A notice, certificate or other communication given in connection with this Agreement must be in writing, or such other form permitted by this Agreement. Written communications from you must be signed by a director or another person approved by NAB.

(b) They may be:

(i) given personally (if they are for you, to you, one of your Partners or one of your directors; if they are for NAB, to one of NAB' employees at the office where you arranged this Agreement or any other office NAB tells you);

(ii) left at the address last notified;

(iii) sent by prepaid post to the address last notified;

(iv) sent by facsimile to the fax number last notified or by another form of electronic communication to address last notified;

(v) where expressly allowed by this Agreement, by NAB publishing the notice on the internet or in the press;

(vi) given in any other way permitted by law.

(c) They take effect from the time they are received unless a later time specified in them.

(d) If they are sent by post, they are taken to be received three days after the date of posting.

(e) If they are sent by fax machine that produces a transmission report, they are taken to be received at the time shown in a transmission report that indicates that the whole fax was sent.

(f) If they are sent by some other form of electronic communication using a system that generates a delivery receipt, they are taken to be received at the time shown in a delivery receipt that indicates that the whole of the message was sent.

(g) If they are given by publishing them, they are taken to be received at the time they are first published.

22.2 NAB's right to rely on notices from you

You agree that NAB may rely on any communications from you, or that NAB believes in good faith are from you. You indemnify NAB against Costs NAB incurs as a result of it acting in accordance with this clause.

23. GENERAL

23.1 Statements of Account

NAB will generally give you statements:

(a) for any Overdraft Facility or Foreign Currency Overdraft Facility at least every three months; and

(b) for any Term Loan Facility, NAB Business Markets Facility, NAB Invoice Finance Facility or NAB Market Rate Facility at least every six months.

If NAB is not required by law or under the Code of Banking Practice to give a statement (for example, where the Interest Rate for the Facility is fixed for the full Facility Term), it may choose not to.

23.2 Certificates

(a) NAB may give you a certificate or formal statement about a matter or about an amount payable in connection with this Agreement. This is conclusive evidence of the matter or amount, unless it is proved to be incorrect.

(b) NAB may rely on certificates provided by any other person with a Security Interest as to the amount owed to them.

23.3 How NAB may exercise its rights

(a) NAB may exercise a right or remedy, or give or refuse its consent or agreement to any request you make, in any way NAB considers appropriate including by imposing conditions.

(b) NAB may defer or waive any right or remedy (including the implementation of any fee or charge) without varying this Agreement or creating a new contract.

(c) If NAB does not exercise a right or remedy fully or at a given time, it can still exercise it later.

(d) NAB's rights and remedies under this Agreement are in addition to other rights and remedies provided by law independently of it.

(e) NAB's rights and remedies may be exercised by any of its employees or any other person it authorises.

(f) NAB is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising, a right or remedy.

23.4 Preservation of liabilities and rights

Your liabilities and NAB's rights under in or relation to a Transaction Document, a Facility or a transaction under them are not affected by anything which might otherwise have that effect at law or in equity including, without limitation, one or more of the following (whether occurring with or without the consent of a person):

(a) any inaccuracy, insufficiency or forgery or in any certificate or other instrument which purports to be made, issued or delivered under a Transaction Document, a Facility or a transaction under them; or

(b) NAB or another person granting time or other indulgence (with or without the imposition of an additional burden) to, compounding or compromising with or wholly or partially releasing you or another person in any way; or

(c) laches, acquiescence, delay, acts, omissions or mistakes on the part of NAB or another person; or

(d) any variation or novation of a right of NAB or another person, or alteration of a document, in respect of you or another person including, without limitation, an increase in the maximum liability of or other variation in connection with a Drawing; or

(e) the invalidity or unenforceability of an obligation or liability of a person other than you; or

(f) invalidity or irregularity in the execution of a Transaction Document by you or any deficiency in your powers to enter into or observe your obligations under a Transaction Document, a Facility or a transaction under them.

23.5 Consents and Conditions

You must comply with all conditions and requirements in any consent NAB gives, or agreement to any request you make.

23.6 GST

Unless otherwise specified, all amounts referred to in this Agreement are exclusive of GST. If GST is imposed on any supply made by one party ("Supplier") under or in connection with this Agreement to the other party ("Recipient"), where any amount or consideration ("Consideration") payable or to be provided by the Recipient under this Agreement in relation to that supply is exclusive of GST ("GST-Exclusive Consideration"), the Supplier may, in addition to and at the same time as that GST-Exclusive Consideration is due, recover from the Recipient an additional amount on account of GST. This additional amount is to be calculated by multiplying the GST-Exclusive Consideration for the relevant taxable supply by the GST rate prevailing at the time of the taxable supply.

23.7 Valuations

(a) NAB can at any time require any Security and any property that is the subject of any Security to be re-valued by a valuer approved by NAB and under instruction from NAB. You must:

  (i) co-operate with any person NAB appoints or approves to conduct any such valuation;

  (ii) pay any fees, charges and premiums applicable to any such valuation; and

  (iii) comply with every reasonable request to provide assistance to that person including providing authorisations, relevant information, records, access to individuals, premises and business equipment used in the conduct of your business.

(b) NAB is not obliged to provide a copy of the valuation to you and you are not entitled to rely on any valuation obtained by NAB.

(c) Any valuation obtained by or for the NAB is for NAB's use only. NAB accepts no responsibility for any reliance on a valuation by any other person.

23.8 Indemnities

The indemnities in this Agreement are continuing obligations, independent of your other obligations under this Agreement. They continue even after this Agreement has ended. It is not necessary for NAB to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

23.9 Inconsistent and applicable law

(a) To the extent permitted by law, this Agreement prevails to the extent it is inconsistent with any law and all relief or protection conferred on you by any law is negatived and excluded.

(b) This Agreement is governed by the laws of the state or territory where the office issuing this Letter of Offer is located. You and NAB submit to the non exclusive jurisdiction of the courts of that place.

(c) NAB may serve any document on you in a court action by delivering it to, or leaving it at, your last known address or such other address as you and NAB agree at any time. This clause does not prevent any other method of service.

23.10 Severance

(a) If a provision of this Agreement is void or voidable or unenforceable by NAB, but would not be void or voidable or unenforceable if it were read down, it shall be read down accordingly.

(b) If, despite paragraph (a), a provision of this Agreement is still void or voidable or unenforceable by NAB:

(i) if the provision would not be void or voidable or unenforceable if a word or words were omitted there from, that word or those words (as the case may be) are severed; and

(ii) in any other case, the whole provision is severed,

and the remainder of this Agreement has full force and effect.

23.11 Assignment

(a) NAB may assign or otherwise deal with NAB's rights under this Agreement in any way NAB considers appropriate. If NAB does this, you may not claim against any assignee (or any other person who has an interest in a Facility) any right of set-off or other rights you may have against NAB.

(b) You agree that NAB may disclose any information or documents NAB considers desirable to help it exercise its rights under paragraph (a).

(c) You agree, on request, to sign any documents or give any consents that NAB considers desirable to help it exercise its rights under paragraph (a).

(d) Your rights are specific to you and may not be assigned without NAB's prior written consent.

23.12 Confidentiality

(a) You agree and NAB agrees that neither party will disclose to an Interested Person, or any other person at the request of an Interested Person, any information of the kind described in section 275(1) of the PPSA unless allowed or required by law.

(b) You will not authorise the disclosure of any information of the kind described in section 275(1) of the PPSA.

(c) Each party agrees not to disclose information provided by the other party (including the existence or contents of this Agreement) except:

(i) to officers, employees, legal and other advisers and auditors of you, NAB or a Receiver;

(ii) with the consent of the other party (who must not unreasonably withhold their consent);

(iii) if required by any stock exchange or if allowed or required by law;

(iv) by NAB under clause 15(c) or 23.11(b);

(v) by NAB to any Related Entity of NAB or you;

(vi) by NAB to any assignee of NAB's rights under this Agreement or any other arrangement (including a request, bill of exchange, agreement guarantee or a Security Interest) by or with you under which obligations are or could in the future be owed to NAB;

(vii) by NAB to any person in connection with NAB exercising rights or dealing with rights or obligations (including preparatory steps such as negotiating with any potential assignee of NAB's rights or other person who is considering contracting with NAB or a Receiver in connection with this Agreement;

(viii) by NAB for the purpose of registering and maintaining any financing statement or financing change statement (each as defined in the PPSA) relating to NAB's Security; or

(ix) by NAB to any Debtor/Guarantor or person NAB believes may become a Debtor/Guarantor,

provided that the prohibition under clause 23.12(a) or 23.12(b) is absolute and therefore none of the exceptions in this clause 23.12(c)(i) – (ix) apply to a disclosure under clause 23.12(a) or 23.12(b).

(d) NAB agrees that you are providing your signed copy of this Agreement on condition that NAB complies with its obligations of confidentiality under clauses 23.12(a) and 23.12(c) above.

24. DEFINITIONS

24.1 Terms used in the Details

Where a term is defined or otherwise described in relation to a Facility in the Details for that Facility (for example, Expiry Date, Customer Margin or Facility Limit) a reference in this Agreement to that term is a reference to that term as so defined or described (as amended from time to time in accordance with this Agreement).

24.2 Meaning of other terms

(a) These meanings apply to this Agreement, unless otherwise stated:

Adjusted Facility Limit means the Facility Limit less the Facility Limit Deduction.

Agreement means the agreement between you and NAB in relation to the Facilities, as set out in the documents listed at the start of the Letter of Offer.

Amortisation Schedule means, for a Facility, the Amortisation Schedule in the Details or any amortisation schedule provided to you by NAB as a replacement, in accordance with this Agreement.

Balance Owing means:

(i) in relation to a Loan Account or a Facility Component, any debit balance resulting from all amounts debited and all amounts credited to it;

(ii) in relation to a Drawing, the amount of the Drawing less any amounts of principal repaid in relation to the Drawing (up to the amount of the Drawing);

(iii) in relation to a Facility with multiple Loan Accounts, Drawings, or Facility Components the sum of the Balance Owing for each such Loan Account or Drawing.

Where such an amount is to be calculated for the end of a day, it includes all debits and credits assigned to that day.

Bank Guarantee means a bank guarantee to be provided, or already provided, by NAB to a Beneficiary on the Date Issued.

Beneficiary means, in relation to a Bank Guarantee or a Letter of Credit, the person to whom the Bank Guarantee or Letter of Credit is to be, or has already been, issued.

Bill means a bill of exchange, including any bill accepted or drawn by means of facsimile signature or by electronic or other means and any equivalent obligation which is a dematerialised security (as defined in the Austraclear System Regulations from time to time) or anything NAB deems to be a "bill" for the purposes of this Agreement.

Bill Facility means any Facility to which the Bill Facility Specific Conditions are stated to apply.

Business Day means a day other than a Saturday or Sunday, or a day gazetted as a public holiday in every state and territory of Australia.

Capital Adequacy means Tangible Net Worth divided by Total Tangible Assets.

Change in Law means any change in any Law (including the introduction of a new Law), or any change in the interpretation or administration of any Law.

Component Limit means, in relation to a Bill Facility, a 'bill facility component limit' and in relation to a NAB Business Markets Facility, a 'business markets facility component limit' as those terms as defined in the Specific Conditions for that Facility.

Controller has the meaning given to the term in the Corporations Act.

Corporations Act means the Corporations Act 2001 (Cth).

Costs includes costs, charges, fees, expenses and other outgoings, including those in connection with advisers or professional consultants (in the case of legal advisers, including in-house legal advisers, on a full indemnity basis or solicitor and own clients basis, whichever is higher) and reasonable expenses incurred by the use of the staff and facilities of NAB and, in the case of Securities, where applicable, in preserving and maintaining the assets and property the subject of the Security (such as by paying insurance, rates and Taxes for the property) interest, penalties, and fines.

Current Ratio means Current Assets divided by Current Liabilities.

Daily Default Interest Rate means, for any day, the Default Interest Rate applying to the Facility for that day divided by 365.

Daily Interest Rate means, for any day:

(i) in relation to a Facility involving a foreign currency, the Interest Rate applying to the Facility or Drawing (as the case may be) for that day divided by 365 where the currency is Australian Dollars (AUD), Fiji Dollars (FJD), Pounds Sterling (GBP) or Hong Kong Dollars (HKD) and 360 in all other cases;

(ii) in relation to any other Facility (or any part of such a Facility), the Interest Rate applying to the Facility (or that part of the Facility) for that day divided by 365.

Date Issued means, in relation to a Bank Guarantee, the date specified in the Details or otherwise agreed as the date on or before which a Bank Guarantee is to be, or has been, issued by NAB to the Beneficiary.

Debt Service Cover means Earnings Before Interest and Tax divided by Interest (including leasing and subordinated debt interest) plus current portion of long term debt.

Debtor/Guarantor means:

(i) any person who guarantees or has provided a Security Interest to secure the payment of any part of the Balance Owing;

(ii) if any part of the Balance Owing includes obligations you owe under a guarantee, the person whose obligations you guarantee and any other person who guarantees that other person's obligations; and

(iii) any other person you and NAB agree is to be a "Debtor/Guarantor" for the purpose of this Agreement.

Default has the meaning given in clause 12.

Default Interest Rate for a Facility is the interest rate so described in the Details for that Facility or, if no such rate is described in the Details for that Facility or if the amount is not referable to a particular Facility, the total of NAB's Base Indicator Rate plus a margin of 4.500% per annum.

Details means, in relation to a Facility, the Facility Details for that Facility.

Dividend Payout means the amount of dividend payments plus increased loans to shareholders, expressed as a percentage of Net Profit after Tax.

Drawdown Date means:

(i) for a Facility other than a Bill Facility, each date on which a Facility (or part thereof) is drawn; and

(ii) for a Bill Facility, the date on which a Bill is accepted, discounted or endorsed under a Facility, as specified in the Details or as otherwise agreed.

Drawdown Notice means a notice requesting a Drawing, or otherwise giving instructions in relation to a Drawing, in a form acceptable to NAB.

Drawdown Schedule means, in respect of a Facility, the drawdown schedule specified in the Details for that Facility (if any) or any drawdown schedule provided to you by NAB.

Drawing means each Financial Accommodation actually provided under a Facility.

Economic Costs and **Economic Event** each has the meaning described in clause 8.

an **Event of Default** occurs if you are in default (see clause 12.1).

Facility means any Financial Accommodation provided to you under this Agreement.

Facility Amount Owing means all money which you (whether alone or not) are, or at any time may be, liable to pay NAB under this Agreement in relation to a particular Facility, for any reason whatsoever including the aggregate face value of any unmatured bills, the maximum amount payable by NAB under any Bank Guarantees or Letters of Credit and money by way of principal, interest, fees, Costs, indemnity, charges, duties or expenses irrespective of whether the liability is:

(i) present or future;

(ii) actual, prospective, contingent or otherwise;

(iii) ascertained or unascertained;

(iv) in existence before or comes into existence on or after the date of this document; or

(v) a combination of any or all of the above

Facility Component means, in relation to a Bill Facility, a 'bill facility component' and in relation to a NAB Business Markets Facility, a 'business markets facility component' as those terms as defined in the Specific Conditions for that Facility.

Facility Limit Deduction means the Guaranteed Amount of any Bank Guarantee or the total face value of any Letter of Credit or similar instrument issued by NAB under any other agreement with you which has not been cancelled to NAB's satisfaction.

Facility Term means:

(i) for a Bill Facility, the period beginning on the Commencement Date and ending on the Expiry Date;

(ii) for any other Facility, the period beginning on its Commencement Date (if any) or otherwise on its First Drawdown Date and ending at the expiry of the Facility Term or the Expiry Date (or the Extended Facility Term or the Extended Expiry Date, if applicable).

Where no expiry date or facility term is set out in the Details for a Facility or is otherwise agreed, that Facility is provided on an ongoing basis subject to the terms of this Agreement and does not, for the purposes of this Agreement, have a 'Facility Term'.

Farm Management Account Overdraft Facility means any Facility title "Farm Management Account Overdraft Facility" in the Details.

Fees Guide means NAB's "A Guide to Fees and Charges (Business)" and/or NAB's "A Guide to Fees and Charges (International Trade Services)" booklet, as amended from time to time, as the case may be.

Final Repayment Date means in relation to a Facility the earlier of:

(i) the last day of the Facility Term (if any);

(ii) the date the Facility Limit is cancelled; or

(iii) the date the Facility is terminated or otherwise ends,

or if that day is not a Business Day, the next Business Day unless otherwise stated in the Specific Conditions for that Facility or unless otherwise agreed.

Financial Accommodation means any form of funding or fund raising including but not limited to loans of money, the acceptance, discounting and endorsement of Bills or the issue of letters of credit or bank guarantees and the assignment of debts.

Financial Charges Cover means Earnings Before Interest and Tax plus finance charges divided by interest plus finance charges.

First Drawdown Date means for a Facility, the first date you make or obtain (as relevant) a Drawing and means, for a Loan Account, the first date you make or obtain (as relevant) a Drawing which is to be debited to that Loan Account.

Fixed Rate Period means, in relation to a Facility or a particular Drawing, the period during which a specific fixed interest rate or fixed yield rate applies to that Facility or Drawing, as the case may be.

Floating Amount, in relation to a Bill Facility or a NAB Business Markets Facility, has the same meaning as set out in the Specific Conditions for that Facility.

Floating Rate in relation to a Bill Facility or a NAB Business Markets Facility, has the same meaning as set out in the Specific Conditions for that particular facility.

Gearing/Leverage Ratio means Total Liabilities divided by Tangible Net Worth.

Global Trade Finance Facility means any Facility to which the Global Trade Finance Specific Conditions are stated to apply.

GST means Goods and Services Tax as imposed under the *A New Tax System (Goods and Services Tax) Act 1999 (Cth)*.

Guaranteed Amount means, in relation to a Bank Guarantee, the amount specified as the Guaranteed Amount in the Bank Guarantee.

A person is **Insolvent** if:

(i) they are (or state they are) an insolvent under administration or insolvent (each as defined in the Corporations Act);

(ii) they have a Controller appointed, are in liquidation, in provisional liquidation, under administration or wound up or have had a Receiver appointed to any part of their property;

(iii) execution or distress or any other process is levied or attempted or imposed against or over any of their undertaking, property or assets;

(iv) a compromise, arrangement, assignment, moratorium or composition is proposed with, or becomes effective in relation to, their creditors or any class of their creditors (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by NAB);

(v) an application or order has been made (and, in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with them, which is preparatory to or could result in any of the things referred to above;

(vi) they are taken (under section 459F of the Corporations Act) to have failed to comply with a statutory demand;

(vii) they are the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or they make a statement from which NAB reasonably deduce they are so subject);

(viii) they are a natural person, they commit an act of bankruptcy within the meaning of the Bankruptcy Act 1966 (Cwlth);

(ix) they are otherwise unable to pay their debts when they fall due; or

(x) something having a substantially similar effect to any of the things referred to above happens in connection with them under any law.

Intangible Assets means deferred development expenses, deferred foreign exchange gains, organisational or experimental expenses, research and development expenses, intellectual property, future income tax benefits, goodwill, patents, trademarks, service marks, design rights, franchises, copyrights, licences, underwriting and formation expenses and other items of a like nature which, according to current accounting practice, are regarded as intangible assets.

Interbank Swap Curve means the benchmark interest rates used by banks to swap their types of borrowings (ie fixed rate for floating rate) with no exchange of principal amounts for terms greater than twelve months.

Interest Cover means Earnings Before Interest and Tax divided by interest (including finance lease, other external debt and subordinated debt interest).

Interest Debit Date means, in relation to a Facility, the date on which interest charges are to be debited as set out in the Specific Conditions for that Facility.

Interest Period means the frequency with which, or the period for which, interest is calculated and charged, as the context requires, as stated in this Letter of Offer or as otherwise agreed.

Interest Rate means the per annum rate of interest applicable to a Facility or part of a Facility, as described in the Details or otherwise agreed.

Interested Person has the meaning given to that term for the purposes of section 275 of the PPSA, and includes:

(i) any person granting a Security;

(ii) a person with another Security Interest in the same property in which NAB has a Security;

(iii) if a person granting a Security is a body corporate, an auditor of that person;

(iv) an execution creditor with an interest in the property in which NAB has a Security;

(v) an authorised representative of any of the above.

Inventory and Debtors to Working Capital Debt Ratio means inventory and debtors divided by Working Capital Debt.

Law means any law, regulation or an official policy, directive, standard or guideline, which has the force of law, or compliance with which is in accordance with normal banking practice in the jurisdiction concerned.

Letter of Credit means a documentary letter of credit or a standby letter of credit issued by NAB pursuant to a Global Trade Finance Facility.

Letter of Offer means this document.

Loan Account means an account NAB establishes, or have already established, in your name or otherwise in relation to you or your Facility for recording transactions in connection with a Facility and includes, in relation to an overdraft (including a Foreign Currency Overdraft), the linked transaction account.

Maturity Date means:

(i) for a NAB Business Markets Facility, the date on which a Fixed Rate Period or a Range Rate Period is due to expire; and

(ii) for any other Facility (as applicable), the date on which a Bill is due to mature or a lease is due to expire.

NAB means National Australia Bank Limited ABN 12 004 044 937 and its successors and assigns, and Our, **We** and **Us** has a corresponding meaning.

Nominated Account means, in relation to a Facility, the nominated account specified in the Details or any other account you advise NAB in a Drawdown Notice is to be the nominated account or any other account which NAB agrees is to be the nominated account.

Occupancy (Accommodation) means actual level of rooms occupied of the motel/hotel divided by the total number of rooms.

Occupancy (Commercial) means total occupied space, at any given time, divided by the total lettable space as determined by NAB at NAB's discretion.

Other Financial Institution means such other financial institutions, or other offices of NAB, locally and overseas, that are involved in providing a service to you under or in relation to a Facility (whether appointed by NAB or not, and whether their involvement is known to you or not).

Overdraft means any overdraft Facility, other than a Foreign Currency Overdraft Facility.

Potential Event of Default means an event which, with the giving of notice, lapse of time or fulfilment of any condition, would be likely to become an Event of Default.

PPSA means the Personal Property Securities Act 2009 (Cwlth).

Presales/Debt Cover means net acceptable presales (pre GST and selling and legal Costs), as determined by NAB at its discretion, divided by total level of property finance debt limits.

Pricing Period in relation to a Facility has the meaning given to it in the Specific Conditions for that Facility.

Property Finance Interest Cover means net rental (total passing rental income stream (exclusive of GST) after deduction of all outgoings and other property related non-recoverable Costs, as determined by NAB at its discretion) divided by interest expense as assessed against the tenancy schedule provided by you to NAB. NAB reserves the right to verify, amend and/or test the tenancy information provided.

Property Finance Loan to Value Ratio means total property finance debt limits divided by the current value NAB ascribes at its discretion of the freehold Security.

Receiver includes receiver, or receiver and manager or controller as defined in the Corporations Act.

Regulatory Authority means any local or foreign government or their instrumentalities.

Regulatory Event means any:

(i) law or other form of regulation;

(ii) practices or policies of a Regulatory Authority;

(iii) investigation into you or any Related Entity of you by a Regulatory Authority;

(iv) application for or grant of an injunction or order in respect of any Security, Facility or account held with NAB made by a Regulatory Authority, or

(v) code of practice or custom relating to the provision of those services which a reasonable and prudent banker would comply with.

whether in Australia or elsewhere, that, in NAB's good faith opinion, or that of another Financial Institution, applies in any way to you or a Security Provider, or the Service.

Related Entity means any entity which is related to the first within the meaning of section 50 of the Corporations Act or any economic entity (as defined in any approved accounting standard) which describes the first.

Repricing Date means:

(i) for a Market Rate Facility or a NAB Business Markets Facility, the first day of any Pricing Period (including the first Pricing Period) under that Facility; and

(ii) for a Term Loan Facility, the first day after the end of a Fixed Rate Period; and

(iii) in relation to a *drawing* under a Global Trade Finance Facility, the last day of the term of that Drawing.

Security means each Security Interest described in the Details or Other Details under "Security" and any substitute or additional Security Interest applicable to this Agreement. Security also includes any priority agreement relating to any security.

Security Interest:

(i) in relation to any personal property (as defined in the PPSA), has the same meaning as in the PPSA;

(ii) in relation to any other property, means any security for the payment of money or performance of obligations including a lien, pledge, trust or power.

Security Interest also includes a guarantee or an indemnity.

Security Provider means each person (other than you) who gives a Security.

Service means any service NAB provides to you under or in relation to a Facility including making or processing any payment or issuing any document.

Tangible Net Worth is defined as Total Tangible Assets minus Total Liabilities.

Taxes means taxes, levies, imposts, charges and duties (including stamp and transaction duties) imposed by any authority together with any related interest, penalties, fines and expenses in connection with them, except if imposed on, or calculated having regard to, NAB's net income.

Term Loan Facility means any Facility to which the Term Loan Facility Specific Conditions are stated to apply.

Transaction Documents means this Agreement, the Security, any other documents that include (by variation, novation or otherwise) the terms of any Facility or transaction under them, any document created or entered into in accordance with a Transaction Document and any other document that NAB and you agree is a Transaction Document.

Total Amount Owing means, at any time, the total of every Facility Amount Owing and any other amounts which are then due for payment, or which will or may become due for payment, in connection with this Agreement.

Total Tangible Assets means all assets other than Intangible Assets.

Trust means a trust or settlement.

Trust Deed means, in relation to a Trust, the trust deed creating or constituting the Trust.

Trust Document means, in relation to a Trust, the Trust Deed and all other documents relating to the Trust.

Trust Fund means, in relation to a Trust, the assets of the Trust.

Working Capital Debt means current finance facilities including an Overdraft, a Global Trade Finance Facility, a NAB TradeAssist Facility, a NAB Invoice Finance Facility or a Bill Facility.

Yield Rate has the same meaning as in the Bill Facility Specific Conditions.

You means the person or persons identified as "you" in the Agreement. If there are more than one, You means each of them separately and every two or more of them jointly. **You** includes your successors. If You are a partnership, You includes the partnership as reconstituted from time to time including by admission, retirement, death or incapacity of partners.

(b) Terms used in this Agreement have the meaning given to them in generally accepted accounting principles and standards in Australia unless otherwise expressly defined.

(c) A reference to:

(i) a month means a calendar month unless otherwise stated;

(ii) any thing includes the whole and each part of it;

(iii) a document includes any variation or replacement of it

(iv) law means common law, principles of equity, and laws made by parliament (and laws made by parliament include regulations and other instruments under them, and consolidations, amendments, re-enactments or replacements of them). For example, a reference to a section or other provision of a law made by parliament includes any amendment or replacement of that section or provision, including an amendment to the number of that section or provision;

(v) the word Person includes an individual, a partnership, a body corporate, an unincorporated association or an authority; and

(vi) the words **including**, **such as** or **for example** when introducing an example do not limit the meaning of the words to which the example relates to that example or examples of a similar kind.

(d) If something must be "satisfactory to NAB", it must be satisfactory in form and substance.

(e) The singular includes the plural and vice versa.

(f) To the extent permitted by law, any authority given by you under this Agreement is irrevocable unless otherwise stated.

(g) Headings are for convenience only and do not affect the interpretation of this Agreement, except that where a clause heading includes the name of a *facility* that clause applies only to a Facility with that name.

NAB's offer to you

NAB offers to make available to you each Facility on the terms and conditions set out in this Agreement.

To accept this offer, you must indicate in the manner described on the next page that you intend to be bound by it.

Signed on behalf of NAB

Signature

Name of authorised officer

BARRY WILHELM

Title

AGRIBUSINESS MANAGER

Date

19 / 1 / 2015

Declaration of Purposes for which Credit is Provided

I/We declare that the credit to be provided to me/us by NAB is to be applied wholly or predominantly for:

- business purposes; or
- investment purposes other than investment in residential property.

> **IMPORTANT NOTICE**
>
> **You should only sign this declaration if the Facilities are wholly or predominantly for:**
>
> - **business purposes; or**
> - **investment purposes other than investment in residential property.**
>
> **By signing this declaration you may lose your protection under the National Credit Code.**

Acceptance by Customer

By indicating that you intend to accept the offer you (the customer):

1. accept the Agreement; and
2. declare that all the information you have given us is accurate and not misleading and you are aware that NAB is relying on it; and
3. acknowledge that before indicating that you intend to be bound, you have read the Facility Details, Other Details, any Specific Conditions and the General Conditions, and that you have received and read a copy of the other documents which are part of this Agreement, as described on the first page of the Letter of Offer; and
4. acknowledge that every Security held by NAB (including the Securities) extends to this Agreement, in addition to all other liabilities secured by those Securities; and
5. declare that you understand that any mortgaged or secured property will be at risk if you default; and
6. acknowledge that NAB requires you to:
   - insure your assets and premises with an insurer, and on terms, acceptable to NAB;
   - take out such other insurance as NAB reasonably requires;
   - have NAB's interest noted on the policy or policies; and
   - provide evidence of that insurance if NAB asks you to; and
7. acknowledge that we may pay a commission for the introduction of credit business where you have been introduced to NAB by a third party.

You must indicate that you intend to accept the offer by executing below.

Acknowledgment by customer - Companies

You acknowledge that:

(a) before signing this Agreement you were given a copy of, and read this Agreement; and

(b) you accept the extension of the securities shown in the Details to secure the facilities provided under this Agreement.

Before you sign, carefully read this Agreement

Executed by the customer

Seed Genetics International Pty Ltd ACN 061 114 814

Customer Company Name (BLOCK LETTERS)

Executed by the company named above in accordance with Section 127 of the Corporations Act 2001 (Cwlth)

[signature]	[signature]
Signature	Signature
DENNIS JURY	MARK JAMES HARVEY
Full name (BLOCK LETTERS)	Full name (BLOCK LETTERS)
Director / Secretary*	Director
Office Held	Office Held
19/01/15	19/1/15
Date	Date

☐ * Please tick here if you are signing as Sole Director and Sole Company Secretary